                                                               Exhibit 10(q)-1

                -----------------------------------------------

                           ASSET PURCHASE AGREEMENT

                                 By and Among

                        BANGOR HYDRO-ELECTRIC COMPANY,

                             a Maine corporation,

                          PENOBSCOT HYDRO CO., INC.,

                              a Maine corporation

                                      and

                              PP&L GLOBAL, INC.,

                          a Pennsylvania corporation

                        Dated as of September 25, 1998

                -----------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I

                                  DEFINITIONS

1.1  Definitions.........................................................     1

                                  ARTICLE II

                               PURCHASE AND SALE

2.1  The Sale............................................................    13
2.2  Excluded Assets.....................................................    13
2.3  Assumed Liabilities.................................................    14
2.4  Excluded Liabilities................................................    16

                                  ARTICLE III

                                PURCHASE PRICE


3.1  Purchase Price......................................................    18
3.2  Purchase Price Adjustment...........................................    19
3.3  Allocation of Purchase Price........................................    20
3.4  Proration...........................................................    20
3.5  Exclusion of Purchased Assets from Closing..........................    21

                                  ARTICLE IV

                                  THE CLOSING

4.1  Time and Place of Closing...........................................    22
4.2  Payment of Purchase Price...........................................    22
4.3  Deliveries By Sellers...............................................    22
4.4  Deliveries by the Buyer.............................................    23

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

 5.1  Organization; Authority............................................    24
 5.2  Authority Relative to This Agreement...............................    24

 5.3  Consents and Approvals; No Violation...............................    24
 5.4  Title and Related Matters..........................................    25
 5.5  Environmental Matters..............................................    26
 5.6  Labor Matters......................................................    26
 5.7  ERISA; Benefit Plans...............................................    27
 5.8  Real Estate........................................................    27
 5.9  Condemnation.......................................................    28
 5.10 Certain Contracts and Arrangements.................................    28
 5.11 Legal Proceedings..................................................    29
 5.12 Permits............................................................    29
 5.13 Taxes..............................................................    29
 5.14 Representations Regarding Bangor-Pacific...........................    31
 5.15 Representations Regarding Wyman Unit No. 4.........................    33
 5.16 Insurance..........................................................    33
 5.17 Personal Property Included in Purchased Assets.....................    34
 5.18 Intellectual Property Rights.......................................    34
 5.19 Financial Statements...............................................    34

                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

 6.1  Organization.......................................................    34
 6.2  Authority Relative to This Agreement...............................    35
 6.3  Consents and Approvals; No Violation...............................    35
 6.4  Regulation as a Utility............................................    36
 6.5  Availability of Funds..............................................    36
 6.6  Litigation.........................................................    36
 6.7  Qualified Buyer....................................................    36
 6.8  Title Policy Commitment............................................    37
 6.9  "AS IS" Sale.......................................................    37
 6.10 Buyer's Affiliate..................................................    37

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES

 7.1  Conduct of Business of the Sellers.................................    37
 7.2  Access to Information..............................................    39
 7.3  Expenses...........................................................    40
 7.4  Further Assurances.................................................    41
 7.5  Public Statements..................................................    42
 7.6  Consents and Approvals.............................................    42
 7.7  Tax Matters........................................................    43
 7.8  Supplements to Schedules...........................................    45
 7.9  Employees..........................................................    45
 7.10 Risk of Loss.......................................................    48

 7.11 Confidential Information...........................................    49
 7.12 Observation, Inspection and Participation..........................    50
 7.13 Delivery of Books and Records, etc.; Removal of Property...........    51
 7.14 Millenium Compliance...............................................    52

                                 ARTICLE VIII

                              CLOSING CONDITIONS

8.1   Conditions to Each Party's Obligations to Effect the Transactions..    52
8.2   Conditions to Obligations of the Buyer.............................    53
8.3   Conditions to Obligations of the Sellers...........................    56

                                  ARTICLE IX

                                INDEMNIFICATION

9.1   Indemnification....................................................    57
9.2   Defense of Claims..................................................    59

                                   ARTICLE X

                                  TERMINATION

10.1  Termination........................................................    63
10.2  Procedure and Effect of Termination................................    64

                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

11.1  Amendment and Modification.........................................    64
11.2  Waiver of Compliance; Consents.....................................    64
11.3  No Survival........................................................    65
11.4  Notices............................................................    65
11.5  Assignment.........................................................    66
11.6  Governing Law......................................................    66
11.7  Counterparts.......................................................    66
11.8  Interpretation.....................................................    66
11.9  Schedules and Exhibits.............................................    67
11.10 Entire Agreement...................................................    67
11.11 No Punitive or Consequential Damages...............................    67
11.12 Parties' Knowledge of Others' Breach...............................    67

SCHEDULES

1.1(a)(31)  HQ Transfer Agreement Principles
1.1(a)(33)  Hydroelectric Assets
1.1(a)(49)  Project Maps
1.1(a)(53)  Seller Required Consents
1.1(a)(60)  Transitional Power Sales Agreement
1.1(a)(61)  Transmission Assets
1.1(a)(64)  West Enfield Project Finance Documents
2.2(d)      Excluded Assets
3.3         Purchase Price Allocation
5.4         Title Matters
5.5         Environmental Matters
5.6         Labor Matters
5.7         Summary of Benefit Plans
5.8         Real Estate, Easements and Encumbrances
5.9         Condemnation
5.10        Sellers' Agreements
5.11        Legal Proceedings
5.12        Permits and Permit Matters
5.13        Tax Matters
5.14        Bangor-Pacific
5.16        Insurance
5.18        Intellectual Property Rights
6.3         Buyer's Consents and Approvals
7.1         Conduct of Business; Capital Expenditures and Maintenance
            Expenditures

EXHIBITS

A  Form of Bill of Sale

B  Form of Assignment and Assumption Agreement

C  Form of FIRPTA Affidavit

D  Form of Interconnection Agreement

E  Form of Transitional Power Sales Agreement

                           ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of September 25, 1998, by and among BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation ("BHE"), PENOBSCOT HYDRO CO., INC., a Maine corporation ("PHC," and together with BHE, the "Sellers"), and PP&L GLOBAL, INC., a Pennsylvania corporation (the "Buyer").

     WHEREAS, the Sellers own certain assets hereinafter defined as the Purchased Assets;

     WHEREAS, the Sellers conducted an auction of the Purchased Assets, and the Buyer was selected as the winning bidder therefor;

     WHEREAS, the Buyer and the Sellers desire to provide herein for the purchase and sale of the Purchased Assets;

     WHEREAS, a material inducement for the Buyer and the Sellers of the purchase and sale provided for herein is the execution on the Closing Date of the Ancillary Agreements as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1 Definitions. (a) As used in this Agreement, the following terms have
         -----------
the meanings specified in this Section 1.1(a):

          (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (2) "Ancillary Agreements" means the Assignment and Assumption Agreement, the Interconnection Agreement (including the Separation Document), the HQ Transfer Agreement, the Transitional Power Sales Agreement and the MEPCO Confirmation Agreement.

          (3) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto to be dated as of the Closing Date pursuant to which Sellers shall assign certain intangible Purchased Assets to Buyer and Buyer shall assume the Assumed Liabilities.

          (4) "Bid Date" means September 2, 1998.

          (5) "Bill of Sale" means the Bill of Sale substantially in the form of Exhibit A hereto to be delivered by a Seller at the Closing, relating to the Purchased Assets of such Seller which constitute personal property and which are to be transferred to the Buyer at the Closing (other than those certain intangible Purchased Assets covered by the Assignment and Assumption Agreement).

          (6) "Business" means the business of ownership, operation and maintenance of the Purchased Assets substantially in the manner such assets were owned, operated and maintained on the Bid Date.

          (7) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Maine or New York are authorized by law or other governmental action to close.

          (8) "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

          (9) "Capital Expenditures" means those capital expenditures which are identified as capital expenditures on Schedule 7.1.

          (10) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

          (11) "Closing" means the closing of the sale of the Purchased Assets.

          (12) "Closing Date" means the date and time at which the Closing actually occurs.

          (13) "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the Treasury Regulations promulgated thereunder ("Treasury Regulations") shall include any amendments thereto and any substitute or successor provisions thereto.

          (14) "Collective Bargaining Agreement" means the Union Agreement between BHE and Local Union No. 1837 of the International Brotherhood of Electrical Workers ("Local 1837"), effective January 1, 1996, as the same may be amended from time to time.

          (15) "Confidentiality Agreement" means the Confidentiality Agreement dated May 19, 1998 between BHE and Buyer.

          (16) "DOE" means the United States Department of Energy.

          (17) "Easements" means the reservations of easements in favor of BHE to be included in the deeds of conveyance with respect to the Purchased Assets constituting Real Estate as set forth in the Interconnection Agreement and the Separation Document.

          (18) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, options, claims, possessory interests, title retention agreements, devices or arrangements (including any lease and the nature thereof), choate or inchoate tax liens, charges, assessments, covenants, reservations, rights of first refusal, rights to acquire, rights of use, restrictions (whether on use, operation, sale, transfer or otherwise), whether imposed by deed, agreement, law or otherwise, activity and use limitations, and conservation and other easements.

          (19) "Environmental Laws" means all Federal, state, municipal and local laws (including common laws), regulations, rules, ordinances, codes, licenses, decrees, judgments, directives, or judicial or administrative orders relating to pollution, protection, preservation or restoration of human health, the environment or natural resources, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, into or through ambient air, surface water, groundwater, land, wetlands, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including without limitation the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, and CERCLA, in each case as amended, and their local counterparts.

          (20) "Environmental Matters" means any notice of violation or any claim, demand, liability, obligation, penalty, sanction, abatement or order or direction by any governmental authority or any person for personal injury (including death), tangible or intangible property damage, damage to the environment or natural resources, pollution or contamination arising under Environmental Laws.

          (21) "Environmental Reports" means, collectively, the Phase 1 Environmental Assessments relating to the Hydroelectric Facilities prepared by Dames & Moore as provided to the Buyer in the Supplement dated May 4, 1998 to the Offering Memorandum dated April 1998, and as such reports may be amended from time to time prior to the Closing Date solely for purposes of including additional items therein.

          (21A) "Equity Contribution Agreement" means the Equity Contribution Agreement dated September 25, 1998 among Buyer, Sellers and PP&L Resources, Inc.

          (22) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (23) "Estimated Adjustment Amount" means the Sellers' good faith reasonable estimate of the Adjustment Amount for the Closing, calculated in accordance with Section 3.2(b) hereof.

          (24) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (25) "Federal Power Act" means the Federal Power Act of 1935, as amended.

          (26)  "FERC" means the Federal Energy Regulatory Commission.

          (27) "FIRPTA Affidavit" means a Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit C hereto.

          (28) "Good Utility Practice" means any of the applicable practices, methods and acts:

               (i) required of the party to whom Good Utility Practice is being applied under regulations of the National Electric Safety Code, New England Power Pool ("NEPOOL"), Northeast Power Coordinating Council, a regional reliability governing body, North American Electric Reliability Council, or the successor of any of them, whether or not the party whose conduct is at issue is a member thereof; or

               (ii) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost to the party being expected to apply Good Utility Practice, consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Good Utility Practice is intended to include practices, methods, or acts generally accepted in the region, and is not intended to be limited to optimum practices, methods, or acts to the exclusion of all others. Good Utility Practice does not include intentional disregard of contractual commitments, even if those commitments are uneconomic under current market conditions.

          (29) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined in any applicable Environmental Law as or included in the definition of "hazardous substances," "hazardous chemicals," "hazardous wastes," "hazardous materials," "hazardous matter," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning or regulatory effect; or (c) any other chemical, material or substance, the discharge, emission or Release of which is prohibited, limited or regulated by any applicable Environmental Law.

          (30) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

          (31) "HQ Transfer Agreement" means an agreement to be mutually agreed by BHE and Buyer prior to the Closing Date in accordance with the principles set forth in Schedule 1.1(a)(31) pursuant to which the rights and obligations described in clause (ii) of the definition of "Transmission Assets" are to be conveyed by BHE to Buyer, and the Additional Payments are to be made by Buyer to BHE.

          (32) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (33) "Hydroelectric Assets" means, subject to the Easements and
Section 2.2, all of the Sellers' right, title and interest in, to and under: (a) the real property described in clause (i) below and the personal property, tangible or intangible, constituting or used or held for use principally for the Business in connection with, or, as determined pursuant to the Separation Document, necessary for the Business in connection with, the hydroelectric facilities listed on Schedule 1.1(a)(33) (the "Hydroelectric Facilities"), and (b) PHC's interest in Bangor-Pacific, including, but not limited to, the following assets owned by the Sellers:

               (i) with respect to each of the Hydroelectric Facilities and excluding any Excluded Assets, the real property (including all buildings, structures, fixtures and other improvements thereon) described in the deeds referenced in Schedule 5.8 (subject to the Separation Document) and contained within the boundary description set forth or referred to in the applicable FERC license, easements and rights of way of record relating to the Hydroelectric Facilities in favor of Sellers, as well as the real property described in the applicable Project Map as being included in the Hydroelectric Assets (other than any property identified therein as property being retained by Sellers) (the "Hydroelectric Facilities Real Property");

               (ii) all inventories of supplies, materials and spares (a listing of which, as of the Bid Date, is included in Schedule 1.1(a)(33)) located at, held for use principally in connection with or in transit to any of the Hydroelectric Facilities on the Closing Date;

               (iii) the machinery, equipment, furniture and other personal property (but excluding any Excluded Assets) located at or held for use principally in connection with any of the Hydroelectric Facilities on the Closing Date, including, without limitation, the items of personal property identified in Schedule 1.1(a)(33) as being associated with any of the Hydroelectric Facilities as of the Bid Date and all warranties against manufacturers or vendors relating thereto to the extent such warranties are freely transferable by the Sellers;

               (iv) the vehicles, boats, trailers and other rolling stock utilized or held for use as of the Closing Date by any of the Sellers principally in connection with any of the Hydroelectric Facilities including, without limitation, the items included in Schedule 1.1(a)(33) as of the Bid Date, and all warranties against manufacturers or vendors relating thereto to the extent such warranties are freely transferable by the Sellers;

               (v) the contracts, agreements and personal property leases listed on Schedule 5.10 that are described therein as being associated with any of the Hydroelectric Facilities or the related Business and are assignable;

               (vi) except for prepaid expenses and deposits of any of the Sellers attributable to contracts constituting Excluded Assets, all prepaid expenses, progress payments and deposits of or by any of the Sellers, rights to receive a prepaid expense, deposit or progress payment, and cash in transit that constitutes a prepaid expense, progress payment or deposit, if any, relating to the conduct of the Business in connection with any of the Hydroelectric Facilities, including without limitation the items listed on Schedule 1.1(a)(33);

               (vii) all books, operating and maintenance records, operating, safety and maintenance manuals, engineering or design plans, drawings, blueprints and as-built plans, specifications, procedures and similar items of Sellers relating specifically to any of the Hydroelectric Facilities, other than books of account;

               (viii) all trade secrets, patents and patentable inventions owned by any of the Sellers, to the extent necessary for the ownership, operation and maintenance of the assets described in clauses (i)-(vii) of this Section 1.1(a)(33), and any rights of Sellers in and to the names of the Hydroelectric Facilities;

               (ix) all rights, privileges, claims, causes of action and options relating to the Business in connection with any of the Hydroelectric Facilities (including any of the Sellers' goodwill therein);

               (x) any other warranties and indemnities given by third parties with respect to any of the assets described above or in connection with the Business conducted in connection with any of the Hydroelectric Facilities;

               (xi) BHE's "Request for Rehearing and Clarification" filed at the FERC on May 20, 1998 in respect of Projects Nos. 10981, 2712, 2534, 2403 and 2710 and Docket No. DI97-10, and all causes of action and rights thereunder, and all causes of action and rights arising in any of those proceedings, together with their supporting documents, including, but not limited to, applications, exhibits and drawings; and

               (xii)  All of the rights and other assets of BHE described on
     Schedule 1.1(a)(33) relating to the license applications and water quality permits associated with the Basin Mills Project No. 10981, the Medway Project No. 2666 and the Howland Project No. 2721 (in each case as defined in such schedule), together with their supporting documents, including, but not limited to, applications, exhibits and drawings.

          (34) "Hydro Quebec Agreements" means those agreements listed under the heading "Hydro Quebec Agreements" in Schedule 5.10.

          (35) "Indentures" means, collectively, (i) the Mortgage and Deed of Trust, dated as of July 1, 1936, from BHE to Citibank, N.A., successor by merger to City Bank Farmers Trust Company, as trustee, as from time to time amended and supplemented, and (ii) the General and Refunding Mortgage Indenture and Deed of Trust, dated as of June 1, 1995, from BHE to Chase Manhattan Bank, N.A., successor by merger to Chemical Bank, as trustee, as from time to time amended and supplemented.

          (36) "Independent Accounting Firm" means an independent accounting firm of national reputation mutually appointed by the Sellers and the Buyer.

          (37) "Interconnection Agreement" means the Interconnection Agreement substantially in the form of Exhibit D hereto to be dated as of the Closing Date, between BHE and the Buyer.

          (38) "Knowledge" means the actual and conscious knowledge of the members of management of Sellers or Buyer, as the case may be, after reasonable inquiry by them of selected employees of the Sellers or Buyer, as the case may be, whom they believe, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

          (39) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended on, or for which liabilities were accrued with respect to, Maintenance Expenditures and Capital Expenditures by BHE, if any, during the period beginning on the date hereof and ending on the Closing Date, but not to exceed $500,000 in the aggregate except as agreed in writing by Buyer.

          (40) "Maintenance Expenditures" means those maintenance expenditures which are identified as maintenance expenditures on Schedule 7.1.

          (41) "Material Adverse Effect" means any change in or effect on the Purchased Assets or the Business after the Bid Date that is, individually or in the aggregate, materially adverse to the physical condition, ownership or operation of the Purchased Assets (including without limitation any change or effect resulting from governmental action) and which change or effect causes the value of the Purchased Assets, taken as a whole, to decrease by more than ten percent (10%), other than any such materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Sellers before the Closing Date.

          (42) "MEPCO Confirmation Agreement" means the agreement of even date herewith between BHE and Buyer providing for the terms of the reassignment by BHE of the MEPCO Reservation to Buyer effective as provided therein.

          (43) "MEPCO Reservation" means BHE's transmission service reservation with Maine Electric Power Company ("MEPCO"), pursuant to (i) 45 MW Long Term Firm Transmission Service Agreement dated July 9, 1996 between MEPCO and BHE, as extended by the Letter Agreement dated September 12, 1997 (the "Letter Agreement") between MEPCO and BHE and (ii) 55 MW Long Term Firm Transmission Service Agreement dated July 24, 1996 between MEPCO and BHE, as extended by the Letter Agreement. This reservation is for firm point-to-point transmission service from the Maine/New Brunswick border to the MEPCO 345/115 kV substation in Orrington, Maine, in the amount of 100 megawatts pursuant to the MEPCO transmission tariff filed at and approved by FERC.

          (44) "Milford Project" means, subject to Section 2.2, the hydroelectric generating plant and associated equipment and property described in its FERC license, located in Milford, Maine as described in Schedule 1.1(a)(33).

          (45) "MPUC" means the Maine Public Utilities Commission.

          (46) "Permitted Encumbrances" means: (i) those Encumbrances and exceptions to the title to the Purchased Assets set forth in Schedule 5.8 in the form delivered on the date hereof and the Easements, provided that such Encumbrances, exceptions and Easements do not render title to the Purchased Assets unmarketable or prevent adequate access to the Purchased

Assets to which they relate, or materially interfere with the continuing ownership, use, operation or maintenance of such assets consistent with historical practice or materially detract from the Business; (ii) all exceptions, restrictions, easements, charges, licenses, leases, rights-of-way and encumbrances which, as of the Bid Date, are matters of record or are set forth in an applicable FERC project license, except for such encumbrances which secure indebtedness, provided that, to the Knowledge of Sellers, no such items render title to the Purchased Assets unmarketable or prevent adequate access to the Purchased Assets to which they relate, or materially interfere with the continuing ownership, use, operation or maintenance of such assets consistent with historical practice or materially detract from the Business; (iii) when such term is used with respect to any date before the Closing Date, Encumbrances created by the Indentures or, to the extent of Encumbrances specifically described in such Schedule, the agreements listed in Schedule 5.10 in the form delivered on the date hereof; (iv) Encumbrances incurred in connection with the Sellers' purchase of properties or assets constituting Purchased Assets in the ordinary course of business securing all or a portion of the purchase price therefor; (v) when such term is used with respect to any date prior to the Closing Date, Encumbrances permitted by the Indentures; (vi) statutory liens for current taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vii) when such term is used with respect to any date prior to the Closing Date, mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business; (viii) zoning, entitlement, conservation restriction and other land or water use or Environmental Laws or regulations administered by governmental authorities; (ix) such other minor liens, imperfections in or failures of title, charges, easements, restrictions and encumbrances, whether or not of record, which, individually or in the aggregate, do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the ownership, use, operation or maintenance of the Purchased Assets; and (x) with respect to the Wyman Assets, the terms and provisions of the Wyman Agreements.

          (47) "Person" means any individual, partnership, limited liability company, limited liability partnership, joint venture, corporation, trust, unincorporated organization and any governmental entity or any department or agency thereof.

          (48) "Pre-Closing Periods" means all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that includes and ends on the Closing Date.

          (49) "Project Maps" means the maps contained in Schedule 1.1(a)(49) provided by the Sellers depicting certain portions of the Hydroelectric Facilities Real Property and the Excluded Assets.

          (50) "Purchased Assets" means collectively the Hydroelectric Assets, the Wyman Assets and the Transmission Assets, provided, that the term "Purchased Assets" does not include any fuel, supplies, materials, spares or other inventory listed as such on the schedules to this agreement to the extent such fuel, supplies, materials, spares or inventory are used at or incorporated into the Purchased Assets prior to the Closing Date and, for the avoidance of doubt, Buyer acknowledges that for purposes of Sellers' representations and warranties contained in this Agreement, "Purchased Assets" does not refer in any way to Wyman Station, but only to Sellers' right, title and interest in the Wyman Assets.

          (51) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

          (52) "SEC" means the Securities and Exchange Commission.

          (53) "Seller Required Consents" means those consents and waivers listed or referenced on Schedule 1.1(a)(53) attached hereto.

          (54) "Sellers' Agreements" means those agreements listed or referenced on Schedule 5.10.

          (55) "Separation Document" means the Separation Document to be prepared under the terms of the Interconnection Agreement.

          (56)  [Intentionally omitted.]

          (57) "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

          (58) "Tax" or "Taxes" means any or all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          (59) "Title Insurance Company" means Lawyers' Title Insurance Corporation or First American Title Insurance Company or another reputable title insurance company selected by Buyer and reasonably acceptable to Sellers.

          (60) "Transitional Power Sales Agreement" means a Transitional Power Sales Agreement to be mutually agreed by BHE and Buyer prior to the Closing Date providing for the sale by Buyer to BHE of installed capacity and energy from the Hydroelectric Facilities, which agreement shall be based on the form thereof attached as Exhibit E which shall be modified by BHE and Buyer in accordance with the principles set forth in Schedule 1.1(a)(60).

          (61) "Transmission Assets" means (i) BHE's rights to develop and utilize a second 345kV tie-line with New Brunswick Power Corporation as described in Schedule 1.1(a)(61) (the "345 Line") and (ii) BHE's rights and obligations under the Hydro Quebec Agreements, but does not include ownership or operational control of any of such transmission facilities nor any obligations to make support payments pursuant to the Hydro Quebec Agreements.

          (62) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

          (63) "West Enfield Hydro Project" means the 13 MW hydroelectric power station and associated dam and reservoir located on the Penobscot River just upstream of its confluence with the Piscataquis River in the towns of Enfield and Howland, Maine.

          (64) "West Enfield Project Finance Documents" means the agreements and documents listed in Schedule 1.1(a)(64).

          (65) "Window Expiration Date" means the later of (i) the date six months from the date of this Agreement and (ii) the date three months prior to the Closing Date.

          (66) "Wyman Agreements" means (i) the William F. Wyman Unit No. 4 Agreement for Joint Ownership, Construction and Operation, dated as of November 1, 1974, by and among BHE, Central Maine Power Company, Maine Public Service Company, Boston Edison Company, Fitchburg Gas and Electric Light Company, Montaup Electric Company, New England Power Company, New Bedford Gas and Edison Light Company, Newport Electric Corporation, Public Service Company of New Hampshire, Central Vermont Public Service Corporation, Green Mountain Power Corporation, City of Burlington Electric Department, Village of Lyndonville Electric Department, and Massachusetts Municipal Wholesale Electric Company, as amended by Amendments Nos. 1, 2 and 3 dated, respectively, June 30, 1975, August 16, 1976 and December 31, 1978, as amended (the "Wyman Joint Ownership Agreement"), (ii) The William F. Wyman Unit No. 4 Transmission Agreement, dated as of November 1, 1974, as amended, by and among BHE and the other parties to the agreement described in clause (i) above, and (iii) the deed to BHE of its joint ownership interest in common in Wyman Unit No. 4, by deed of Central Maine Power Company to BHE et. al., dated December 22, 1976, and recorded in the Cumberland County Registry of Deeds in Book 3955, Page 140.

          (67) "Wyman Assets" means, subject to Section 2.2, BHE's entire joint ownership interest in Unit 4 of Wyman Station as set forth in the Wyman Agreements, including, but not limited to, the following assets to the extent of BHE's interest therein under the Wyman Agreements:

               (i) the real property associated with Unit 4 of Wyman Station or the related Business;

               (ii) all inventories of fuels, supplies, materials and spares located at, held for use principally in connection with, or in transit to Unit 4 of Wyman Station on the Closing Date;

               (iii) the machinery, equipment, furniture and other personal property (but excluding any Excluded Assets) located at or held for use principally in connection with Unit 4 of Wyman Station on the Closing Date; and

               (iv) the vehicles, trailers and other rolling stock utilized or held for use as of the Closing Date in connection with Unit 4 of Wyman Station.

         (68) "Wyman Station" means the electric generating facilities known as the William F. Wyman Station (sometimes referred to as Yarmouth Station) located in Yarmouth, Maine.

     (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

         Term                                           Section
         ----                                           -------

         Additional Payments                            3.1
         Adjustment Amount                              3.2(b)
         Adjustment Statement                           3.2(b)
         Ancillary Agreements                           Recitals
         Assumed Liabilities                            2.3(b)
         Audited Balance Sheet                          5.19
         Bangor-Pacific                                 5.14(b)
         Bangor-Pacific Interest                        5.14(b)
         Bangor-Pacific Operating Co.                   5.14(b)
         Basin Mills Hydro Project                      Schedule 1.1(a)(33)
         BHE                                            Recitals
         BP Permits                                     5.14(i)
         Buyer                                          Recitals
         Buyer Group                                    9.1(a)
         Buyer Required Regulatory Approvals            6.3(b)
         Buyer's Window                                 7.9(a)
         Century Date Compliant                         7.14
         Certain Indemnifiable Loss                     9.1(a)
         Closing Conditions                             4.1
         COBRA                                          7.9(h)
         Direct Claim                                   9.2(c)
         Employee Transition Plan                       7.9(f)
         Employees                                      7.9(a)
         Environmental Condition                        9.2(f)
         Environmental Permits                          5.5(a)
         EPA                                            5.3(b)
         ERISA Affiliate Plan                           2.4(vii)
         Excluded Assets                                2.2
         Excluded Liabilities                           2.4
         Final                                          8.1(c)
         HIPAA                                          7.9(h)
         HQ Transmission Support Agreements             Schedule 5.10
         Hydroelectric Facilities                       1.1(a)(33)(a)
         Hydroelectric Facilities Real Property         1.1(a)(33)(i)
         Indemnifiable Loss                             9.1(a)
         Indemnifying Party                             9.1(d)
         Indemnitee                                     9.1(c)

         Term                                           Section
         ----                                           -------

         Information                                    7.2(b)
         Initial Payment                                3.1
         Intellectual Property                          5.18
         Inventory Adjustment Amount                    3.2(b)
         Letter Agreement                               1.1(a)(43)
         Local 1837                                     1.1(a)(14)
         Maine Restructuring Law                        7.9(a)
         MDEP                                           5.3(b)
         MEPCO                                          1.1(a)(43)
         NEPOOL                                         1.1(a)(28)(i)
         Other Intellectual Property                    5.18
         Permits                                        5.12
         PHC                                            Recitals
         Preliminary Purchase Price                     4.2
         Prior Welfare Plans                            7.9(d)
         Process                                        7.14(a)
         Purchase Price                                 3.1
         Purchased Assets Employee                      2.4(iv)
         Remediation                                    9.2(f)
         Replacement Welfare Plans                      7.9(d)
         Representative                                 7.11(a)
         Real Estate                                    5.8
         Site Representatives                           7.12
         Seller Indemnified Environmental Losses        9.1(a)
         Seller Required Regulatory Approvals           5.3(b)
         Sellers                                        Recitals
         Sellers Group                                  9.1(b)
         Technology                                     7.14
         Termination Date                               10.1(b)
         Third Party Claim                              9.2(a)
         345 Line                                       1.1(a)(61)
         345 Line ROWs                                  Schedule 1.1(a)(61)
         Title Commitment                               6.8
         Transferred Employee                           7.9(a)
         Treasury Regulations                           1.1(a)(13)
         Unaudited Balance Sheet                        5.19
         Veazie Hydro Project                           Schedule 1.1(a)(33)
         VRAP                                           9.2(f)
         West Enfield Loan Agreement                    Schedule 1.1(a)(64)
         West Enfield Joint Venture Agreement           Schedule 5.10
         Wyman 4 Interest                               5.15
         Wyman Joint Ownership Agreement                1.1(a)(66)

                                  ARTICLE II

                               PURCHASE AND SALE
                               -----------------

     2.1  The Sale.  Upon the terms and subject to the satisfaction of the
          --------
conditions contained in this Agreement (or waiver of such conditions as permitted by this Agreement), at the Closing the Sellers will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from Sellers, free and clear of all Encumbrances (except for those Permitted Encumbrances which are permitted by definition to survive after the Closing Date), all of the Sellers' right, title and interest in, to and under the Purchased Assets.

     2.2  Excluded Assets.  Notwithstanding any provisions herein to the
          ---------------
contrary, the Purchased Assets shall not include the following assets of Sellers (herein referred to as the "Excluded Assets"):

          (a) all cash, cash equivalents, bank deposits, accounts receivable, notes receivable, checkbooks and canceled checks, regulatory assets and any income, sales, payroll or other tax receivables;

          (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (other than those described in Sections 1.1(a)(67) and 1.1(a)(33)(b) hereof);

          (c) any trade names, trademarks, service marks or logos incorporating or associated with any names of the Sellers, provided that Buyer shall be authorized to continue to use for internal purposes only and not for public use, materials bearing such names, trademarks or logos (such as employee manuals) used by Sellers prior to the Closing Date until such materials are reprinted or otherwise replaced;

          (d) all transmission, distribution, and substation facilities, including, but not limited to, those described or referred to in Schedule 2.2(d), the precise delineation and composition of which shall be subject to the Separation Document;

          (e) all contracts between BHE and customers purchasing electric capacity and energy from BHE under wholesale rates or otherwise subject to regulation by the FERC and all contracts of any nature of Sellers which do not expressly constitute Purchased Assets;

          (f) any refund or credit (i) related to real or personal property, excise, sales or use Taxes paid by the Sellers prior to the Closing Date in respect of the Purchased Assets, or paid by the Sellers after the Closing Date but relating to periods prior to the Closing Date, whether such refund is received as a payment or as a credit against future real or personal property, excise, sales or use Taxes payable, or (ii) arising under any Sellers' Agreement and relating to a period before the Closing Date;

          (g) except to the extent required by law, all personnel records relating to the Purchased Assets Employees who become employees of the Buyer;

          (h) any amounts payable or which become payable pursuant to claims asserted by any of the Sellers with respect to periods prior to the Closing Date relating to the Purchased Assets, including, without limitation, all contractual and equitable rights of BHE to receive payments from any other holder of a joint ownership interest in Wyman Unit No. 4 pursuant to Sections 5, 6, 7 or 7.1 of the Wyman Joint Ownership Agreement as a result of the sale by such holder of real or personal property constituting a portion of Wyman Station regardless of when such sale is consummated (but excluding any rights relating to the development, construction or operation of a future generating unit at the Wyman Station site arising under the second paragraph of Section 5 of the Wyman Joint Ownership Agreement); and

          (i) all real property of Sellers described in the Project Maps or in
Schedule 5.8 or any other part of this Agreement as real property to be retained by Sellers.

     2.3  Assumed Liabilities.
          -------------------

          (a) On the Closing Date, the Buyer and the Sellers shall enter into the Assignment and Assumption Agreement, pursuant to which, among other things, the Buyer shall assume and agree to discharge, when due, all of the liabilities and obligations of the Sellers, direct or indirect, known or unknown, absolute or contingent, which arise and are attributable to the period after the Closing Date and relate solely to the Purchased Assets or which arose or relate to the period on or prior to the Closing Date and are specifically referred to in this
Section 2.3(a), other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof. Without limitation of the foregoing, the following liabilities and obligations shall be included in the Assumed Liabilities:

              (i) all liabilities and obligations of the Sellers, to the extent and only to the extent arising and attributable to the period after the Closing Date, under (a) the Sellers' Agreements and the real property leases comprising a part of the Purchased Assets in accordance with the terms thereof, (b) the Permits and Environmental Permits that are transferred to Buyer and (c) the contracts, leases and other agreements entered into by the Sellers with respect to the Purchased Assets after the date hereof in the ordinary course of business and consistent with the terms of this Agreement (including, without limitation, agreements with respect to liabilities for real or personal property Taxes on any of the Purchased Assets entered into by any Seller and any local government and in all cases involving agreements requiring Buyer's consent under Section 7.1, solely such agreements entered into with the prior written consent of Buyer); provided that Assumed Liabilities shall not include liabilities and obligations to the extent such liabilities and obligations, but for a breach or default by either of the Sellers, would have been paid, performed or otherwise discharged specifically by their terms or the terms hereof on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

              (ii) all liabilities and obligations in respect of Taxes for which the Buyer is liable pursuant to Section 7.7;

               (iii) any liabilities and obligations associated with the Purchased Assets for which the Buyer has indemnified the Sellers pursuant to Section 9.1;

               (iv) all liabilities and obligations with respect to the Transferred Employees for which the Buyer is responsible pursuant to
     Section 7.9;

               (v) any liability, obligation or responsibilities under or related to former, current or future Environmental Laws, Environmental Matters or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Laws with respect to the ownership or operation of the Purchased Assets after the Closing Date; (b) compliance with applicable Environmental Laws with respect to the ownership or operation of the Purchased Assets after the Closing Date; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; (d) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling of Hazardous Substances in connection with the ownership or operation of the Purchased Assets after the Closing Date; (e) the investigation and/or remediation of Hazardous Substances that have been Released at, on, in, under, adjacent to, or migrating from the Purchased Assets after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at the Purchased Assets; (f) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released or recycled at any off-site location after the Closing Date in connection with the ownership or operation of the Purchased Assets; and (g) any violation or alleged violation of Environmental Law, and any loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by (i) negligent acts or omissions by the Buyer at any of the Purchased Assets; (ii) acts or omissions by the Buyer at any of the Purchased Assets which cause a condition not in violation of Environmental Law or not in need of remediation under Environmental Law on or prior to the Closing Date to be in violation of Environmental Law or in need of remediation under Environmental Law (including, without limitation, the Release or destabilization of Hazardous Substances which are in a stable or contained state and are in compliance with all applicable Environmental Laws); or
     (iii) negligent acts or omissions by the Buyer at any of the Purchased Assets after the Closing Date that exacerbate or aggravate any condition in violation of Environmental Law or in need of remediation under Environmental Law on the Closing Date, to the extent of any such negligent exacerbation or aggravation; provided, that the mere discovery or failure to discover by the Buyer of a violation of Environmental Law or a condition in need of remediation under Environmental Law which violation or condition existed on the Closing Date, in and of itself shall not be included in this clause (g); provided, that nothing set forth in this Section 2.3(a)(v) shall require the Buyer to assume any liabilities that are described in Section 2.4(v) or 2.4(vi);

              (vi) all liabilities incurred by any of the Sellers for payment of Maintenance Expenditures and Capital Expenditures directly related to the Purchased Assets to the extent not included in the Maintenance and Capital Expenditures Amount and agreed to be reimbursed in writing by Buyer; and

              (vii) with respect to the Purchased Assets, (a) any Tax that may be imposed by any state or local government on the ownership, sale, operation, or use of the Purchased Assets with respect to the periods after the Closing Date, including real or personal property Taxes except as otherwise provided in Section 7.7, (b) any software license transfer, reissuance or similar costs relating to any of the Purchased Assets and (c) Permitted Encumbrances which are permitted by definition to survive the Closing Date.

          (b) All of the foregoing liabilities and obligations to be assumed by the Buyer under Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." None of the liabilities and obligations of the Sellers assumed by Buyer are intended to be expanded, increased, broadened or enlarged as to rights or remedies of third parties against the Buyer as compared to such rights or remedies which such parties would have had against the Sellers had the transactions contemplated by this Agreement not taken place.

          (c) Subject to Section 9.2(f), the parties agree and acknowledge that after the Closing Date the Buyer shall be entitled exclusively to control any litigation, administrative or regulatory proceeding or investigation arising out of or related to any Assumed Liabilities and the Sellers agree to promptly notify the Buyer of the institution or commencement of any of the foregoing and to cooperate fully with the Buyer in connection therewith (provided that Sellers' cooperation need not include the payment of money or any other financial accommodation).

     2.4  Excluded Liabilities.  Except as expressly stated in this Agreement to
          --------------------
the contrary, Buyer shall not assume and shall not be responsible for, and Sellers shall be and remain liable for, the payment, performance or discharge of any liability or obligation of Sellers whatsoever other than the Assumed Liabilities. Sellers covenant and agree that they will fully discharge (or mutually settle, compromise or, as provided in Section 9.1, indemnify the Buyer against) all their respective liabilities and obligations as to which Sellers' failure to so discharge or settle could result in an Encumbrance against any of the Purchased Assets or a claim against Buyer, except the Assumed Liabilities. All such liabilities and obligations not being assumed by Buyer pursuant to
Section 2.3 are herein called the "Excluded Liabilities." Without limitation of the foregoing, the Excluded Liabilities shall include without limitation, the following liabilities or obligations:

              (i) any liabilities or obligations of any of the Sellers in respect of any Excluded Assets or other assets of the Sellers which are not Purchased Assets;

              (ii) any liabilities or obligations in respect of Taxes for which any of the Sellers are liable pursuant to Section 7.7;

               (iii) any liabilities or obligations of the Sellers with respect to commitments for the purchase or sale of power or fuel, other than under any Sellers' Agreement;

               (iv) Except for obligations assumed by Buyer under Section 7.9, any liabilities or obligations relating to the Sellers' employment of, termination of employment of, provision of benefits to, and compensation of employees employed at the Purchased Assets, including but not limited to an employee whose employment principally relates to any of the Purchased Assets (a "Purchased Assets Employee"), and any personal injury, discrimination, harassment, wrongful discharge or other wrongful employment practice, unfair labor practice, claims for benefits (including claims arising under ERISA or workers' compensation laws), or similar claims or causes of action, known or unknown, absolute or contingent, asserted or unasserted, of any such person arising out of acts or omissions occurring or otherwise attributable to the period on or before the Closing Date;

               (v) any liabilities, obligations, or responsibilities under or related to former, current or future Environmental Laws, Environmental Matters or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Laws with respect to the offsite disposal, storage, transportation, discharge, Release or recycling of Hazardous Substances on or prior to the Closing Date in connection with the ownership, operation or maintenance of the Purchased Assets; (b) compliance with applicable Environmental Laws with respect to the offsite disposal, storage, transportation, discharge, Release or recycling of Hazardous Substances on or prior to the Closing Date in connection with the ownership, operation or maintenance of the Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage was made manifest before or after the Closing Date) caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling of Hazardous Substances on or prior to the Closing Date in connection with the Purchased Assets, or the ownership, operation or maintenance of the Purchased Assets; and (d) the investigation and/or remediation (whether or not such investigation or remediation commenced on or before the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, Released or recycled, or the arrangement for such activities at any off-site location, on or prior to the Closing Date, in connection with the Purchased Assets or the ownership, operation or maintenance of the Purchased Assets;

               (vi) any liabilities, obligations or responsibilities under or related to former, current or future Environmental Laws, Environmental Matters or the common law, whether such liability, obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Laws with respect to the ownership or operation of the Purchased Assets on or prior to the Closing Date; (b) compliance with applicable Environmental Laws with respect to the ownership or operation of the Purchased Assets on or prior to the Closing Date; (c) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage was made manifest before or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous

     Substances at, on, in, under, adjacent to or migrating from the Purchased Assets on or prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets on or prior to the Closing Date and (d) the investigation and/or remediation (whether or not such investigation or remediation commenced on or before the Closing Date) of Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from the Purchased Assets on or prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets on or prior to the Closing Date;

               (vii) any liabilities or obligations of Sellers relating to any benefit plan, or to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) of Sellers, whether or not terminated, established, maintained or contributed to by any of the Sellers or any of their ERISA Affiliates at any time, or to which any of the Sellers or any of their ERISA Affiliates are or have been obligated to contribute to at any time ("ERISA Affiliate Plan"); including any liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan; (C) with respect to non-compliance with COBRA or HIPAA;
     (D) with respect to noncompliance with any other applicable provision of the Code, ERISA or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer with respect to any such benefit plan or ERISA Affiliate Plan, against any such benefit plan or ERISA Affiliate Plan, or against any fiduciary or former fiduciary of any such benefit plan or ERISA Affiliate Plan; and

               (viii) BHE's obligations under the HQ Transmission Support Agreements (subject to the terms and conditions of the HQ Transfer Agreement).

     All such liabilities and obligations not being assumed pursuant to this
Section 2.4 are herein called the "Excluded Liabilities."

     Subject to Section 9.2(f), the parties agree and acknowledge that the Sellers shall be entitled exclusively to control any litigation, administrative or regulatory proceeding, investigation or inquiry of any kind or nature arising out of or related to any Excluded Liabilities, and the Buyer agrees to promptly notify the Sellers of the actual or threatened commencement or occurrence of any of the foregoing and to cooperate fully with the Sellers in connection therewith (provided that Buyer's cooperation need not include the payment of money or any other financial accommodation).

                                  ARTICLE III

                                PURCHASE PRICE
                                --------------

     3.1  Purchase Price.  Subject to the express provisions of this Agreement,
          --------------
the purchase price for the Purchased Assets shall consist of the Initial Payment and the Additional Payments

(collectively, the "Purchase Price"). The "Initial Payment" shall be an amount equal to the sum of (i) $89,000,000 and (ii) the Adjustment Amount. The "Additional Payments" shall consist of the payment by Buyer to BHE of $400,000 per year (or pro rata portion thereof) for the term of the HQ Transmission Support Agreements, to be payable as provided in the HQ Transfer Agreement.

     3.2  Purchase Price Adjustment.
          -------------------------

          (a) No later than five (5) Business Days before the Closing Date, BHE shall notify the Buyer in writing of the Estimated Adjustment Amount, which shall be payable by the Buyer to BHE as provided in Section 4.2.

          (b) Within thirty (30) days after the Closing, BHE shall prepare and deliver to the Buyer a statement (the "Adjustment Statement") which reflects (i) the net book value, as reflected on the books of the Sellers as of the Closing Date, of BHE's interest under the Wyman Agreements in the fuel inventory at Wyman Station (the "Inventory Adjustment Amount") and (ii) the Maintenance and Capital Expenditures Amount applicable to the Purchased Assets. The Inventory Adjustment Amount and the Maintenance and Capital Expenditures Amount are referred to collectively as the "Adjustment Amount." The Inventory Adjustment Amount will be based on an inventory survey conducted within five (5) Business Days prior to the Closing Date consistent with Sellers' current inventory procedures, and Buyer will be entitled to have a Buyer Representative observe such inventory survey. The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the items reflected on the Adjustment Statement. The Buyer agrees to cooperate with BHE in connection with the preparation of the Adjustment Statement and related information and shall provide to BHE such books, records and information as may be reasonably requested from time to time.

          (c) The Buyer may dispute the Inventory Adjustment Amount or the Maintenance and Capital Expenditures Amount; provided, however, that the Buyer shall notify BHE in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to any part of an Adjustment Amount, the Buyer and BHE shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and BHE are unable to reach a resolution of such differences within thirty (30) days of receipt by BHE of the Buyer's written notice of dispute, the Buyer and BHE shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be shared equally.

          (d) Within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, if the Adjustment Amount is less than the Estimated Adjustment Amount, the Sellers shall refund the difference to the Buyer, and if the Adjustment Amount is greater than the Estimated Adjustment Amount, the Buyer shall pay the difference to BHE on behalf of the

Sellers; provided, that if there is a dispute with respect to any amount on the Adjustment Statement, the Buyer shall immediately pay to BHE on behalf of the Sellers any undisputed amounts (to the extent not previously paid). Within five
(5) Business Days after the final determination of any amounts on the Adjustment Statement, the Buyer shall pay to BHE on behalf of the Sellers an amount equal to (x) the Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement less (y) the sum of the Estimated Adjustment Amount and any additional undisputed amount theretofore paid by the Buyer to the Sellers; provided, however, that if such amount shall be less than zero, then the Sellers will pay to the Buyer the amount by which such amount is less than zero. Any amount paid or refunded under this Section 3.2(d) shall be paid or refunded with interest for the period commencing on the Closing Date through the date of payment, calculated at the "prime rate" for domestic banks as published in The Wall Street Journal (Northeast Edition) in the "Money Rates" section on the Closing Date, in cash by Federal or other wire transfer of immediately available funds.

     3.3  Allocation of Purchase Price. Each of the Buyer and the Sellers agree
          ----------------------------
to allocate the Purchase Price among the Purchased Assets in accordance with
Schedule 3.3. Each of the Buyer and the Sellers agree to file Internal Revenue Service Form 8594 with their Federal Income Tax Returns for the taxable year that includes the Closing Date, and to file all Federal, state, local and foreign Tax Returns, each in accordance with the allocation of the Purchase Price among the tax categories of the Purchased Assets set forth above. Each of the Buyer and the Sellers shall report the transactions contemplated by this Agreement for Federal Income Tax and all other Tax purposes in a manner consistent with such allocation. Each of the Buyer and the Sellers agree to provide the others promptly with any other information and cooperation required to complete Form 8594. Each of the Buyer and the Sellers shall notify and provide the others with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price.

     3.4  Proration.
          ---------

          (a) The Buyer and the Sellers agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Sellers liable with respect to Purchased Assets being sold by them to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date with, to the extent practicable, a cash settlement on the Closing Date:

               (i) personal property and real estate taxes, assessments and other charges, if any, by the municipality, on the basis of the municipality's fiscal year, on or with respect to the business and operation of the Purchased Assets;

               (ii) rent, Taxes and other items payable by or to a Seller under any of the Sellers' Agreements assigned to and assumed by the Buyer hereunder which are associated with the Purchased Assets;

               (iii) any permit, license, registration, compliance assurance fees or other fees with respect to any Permit and Environmental Permit associated with the Purchased Assets;

              (iv) sewer rents and charges for water, telephone, electricity and other utilities; and

              (v)  fixed monthly charges to the NEPOOL.

          (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of the affected Sellers, on the one hand, or the Buyer, on the other hand, made within sixty (60) days after the date that the actual amounts become available. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

          (c) To the extent required by any approval of the transfer of the FERC project licenses related to the Hydroelectric Assets, Sellers agree to pay all annual charges accrued under such licenses as of the Closing Date.

     3.5  Exclusion of Purchased Assets from Closing.

          (a) In the event (i) any Purchased Asset cannot be conveyed on the Closing Date due to the failure on the part of Sellers to satisfy any condition in Article VIII (other than Section 8.1(c)) required on their part to be satisfied or (ii) the condition set forth in Section 8.1(c) is not satisfied (without regard to any qualifications with respect to Material Adverse Effect contained therein), then:

          (1) if the aggregate value of the Purchased Asset or group of Purchased Assets that are so affected equals 10% or more of the Purchase Price or if the exclusion of such asset(s) materially impairs the use of another Purchased Asset or a group of Purchased Assets as historically used the aggregate value of which equals 10% or more of the Purchase Price, then at Buyer's option, Buyer may (i) terminate this Agreement pursuant to Section 10.1(d) (provided that Buyer shall not be entitled to terminate this Agreement if the sole affected Purchased Asset is the Veazie Hydro Project), or (ii) proceed with the Closing and the Purchase Price shall be decreased by an amount equal to the aggregate value of such Purchased Asset or group of Purchased Assets so affected; or

          (2) if the aggregate value of the Purchased Asset or group of Purchased Assets that are so affected equals less than 10% of the Purchase Price or if the exclusion of such asset(s) materially impairs the use of another Purchased Asset or a group of Purchased Assets as historically used the aggregate value of which equals 10% or less of the Purchase Price, the Closing shall proceed and the Purchase Price shall be decreased by an amount equal to the aggregate value of the Purchased Asset or group of Purchased Assets so affected.

          (b) For purposes of this Section 3.5, the "value" of any asset shall be determined in accordance with the allocation of the Purchase Price as set forth on Schedule 3.3. In the case of such an adjustment to the Purchase Price, the Maintenance and Capital Expenditure Amount shall be reduced by the amounts thereof attributable to such assets.

          (c) Notwithstanding Section 3.5(a)(1) above, Buyer agrees that in the event BHE is unable to convey its interest in Bangor-Pacific to Buyer at Closing for any reason, Buyer shall nevertheless proceed with the Closing and the Purchase Price shall be reduced by the amount allocated to BHE's interest in Bangor-Pacific as set forth on Schedule 3.3.

                                  ARTICLE IV

                                  THE CLOSING
                                  -----------

     4.1  Time and Place of Closing.  Upon the terms and subject to the
          -------------------------
satisfaction of the conditions contained in Article VIII of this Agreement (the "Closing Conditions"), the Closing will take place at the offices of Winthrop, Stimson, Putnam & Roberts, New York, New York on such date as the parties may agree, which date shall be as soon as practicable, but, subject to Section 7.4 hereof, no later than five (5) Business Days following the date on which all of the Closing Conditions have been satisfied or waived; or at such other place or time as the parties may agree.

     4.2  Payment of Purchase Price.  Upon the terms and subject to the
          -------------------------
satisfaction (or waiver) of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to BHE on behalf of the Sellers at the Closing an amount in United States dollars equal to the sum of (i) $89,000,000 (as adjusted, if so required, pursuant to the express provisions of this Agreement including without limitation Sections 3.5 and 7.10 hereof) and (ii) the Estimated Adjustment Amount (the "Preliminary Purchase Price"), by wire transfer of immediately available funds or by such other means as are agreed upon by BHE and the Buyer. The balance of the Initial Payment (or, alternatively, any amounts owing by the Sellers to Buyer), in each case determined in accordance with Section 3.2 hereof, shall be paid as provided in said Section 3.2.

     4.3  Deliveries By Sellers.  At the Closing, subject to the express
          ---------------------
provisions of this Agreement including, without limitation, Sections 3.5 and
7.10 hereof, the appropriate Sellers will deliver the following to the Buyer:

          (a) Bill of Sale, duly executed by the Sellers, for the personal property included in the Purchased Assets;

          (b) All consents, waivers or approvals obtained by any of the Sellers with respect to the sale and purchase of the Purchased Assets or the consummation of the transactions related to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

          (c) Opinions of counsel and certificates (as contemplated by Section 8.2) with respect to the Purchased Assets;

          (d) One or more deeds of conveyance of the Real Estate included in the Purchased Assets to the Buyer, reserving the applicable Easements, without covenants or warranty of title, duly executed and acknowledged by the appropriate Sellers and in recordable form, together with transfer tax declarations with respect to such conveyances;

          (e) FIRPTA Affidavits executed by the appropriate Sellers;

          (f) The Assignment and Assumption Agreement, duly executed by the appropriate Sellers, together with the attachment thereto relating to the Wyman Assets;

          (g) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary or desirable to transfer to the Buyer the Purchased Assets in accordance with this Agreement and, where necessary or desirable, in recordable form;

          (h) Each of the other Ancillary Agreements, duly executed by the appropriate Sellers and, in the case of the Separation Document, the HQ Transfer Agreement and the Transitional Power Sales Agreement, in a form mutually satisfactory to BHE and Buyer;

          (i) A copy of the resolutions of the Board of Directors of each of the Sellers authorizing and approving this Agreement and each of the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, in each case certified by the secretary of the respective Seller;

          (j) Certificates by the secretary of each Seller as to the incumbency of each person executing this Agreement or any Ancillary Agreement on behalf of such Seller; and

          (k) Such other agreements, documents, instruments and writings as are required to be delivered by any of the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

     4.4  Deliveries by the Buyer.  At the Closing, subject to the express
          -----------------------
provisions of this Agreement including, without limitation, Sections 3.5 and 7.10, the Buyer will deliver the following to the appropriate Sellers:

          (a) The Preliminary Purchase Price, by wire transfer of immediately available funds or such other means as are agreed upon by BHE and the Buyer;

          (b) An opinion of counsel and certificate (as contemplated by Section 8.3) with respect to the Purchased Assets;

          (c) The Assignment and Assumption Agreement, duly executed by the Buyer, together with the attachment thereto relating to the Wyman Assets;

          (d) All such other instruments of assumption as shall, in the reasonable opinion of any Seller and its counsel, be necessary or desirable for the Buyer to assume the Assumed Liabilities related to the Purchased Assets being sold by such Seller in accordance with this Agreement;

          (e) Each of the Ancillary Agreements, duly executed by the Buyer and, in the case of the Separation Document, the HQ Transfer Agreement and the Transitional Power Sales Agreement, in a form mutually satisfactory to BHE and Buyer; and

          (f) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                 ---------------------------------------------

     The Sellers represent and warrant to the Buyer as follows as of the date hereof and as of the Closing Date:

     5.1  Organization; Authority.  Each Seller is a corporation duly organized,
          -----------------------
validly existing and in good standing under the laws of the State of Maine and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

     5.2  Authority Relative to This Agreement.  Each Seller has full corporate
          ------------------------------------
power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action required on the part of each Seller. This Agreement has been duly and validly executed and delivered by each Seller, and, assuming the accuracy of the Buyer's representations and warranties contained in Section 6.2, and subject to the receipt of the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of each Seller, enforceable against the Sellers in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity. The Ancillary Agreements, when executed, will, assuming the accuracy of the Buyer's representations and warranties contained in
Section 6.2, and subject to the receipt of the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals, constitute valid and binding obligations of each Seller party thereto, enforceable against such Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

     5.3  Consents and Approvals; No Violation.
          ------------------------------------

          (a) Except for obtaining the Seller Required Consents and as otherwise set forth in Schedule 1.1(a)(53), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers nor the sale by the Sellers of the Purchased Assets pursuant to this Agreement or the performance by each Seller of its respective other obligations under this Agreement and the Ancillary Agreements to which such Seller is a party will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of any Seller, each as amended or restated; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any Seller is a party or by which any Seller or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or by the Closing Date will be obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other Person, except where the failure to fulfill such requirement would not result in a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller, or any of its assets, which violation would have a Material Adverse Effect.

          (b) Except as set forth in Schedule 5.12 and except for (i) any approvals under the Federal Power Act required to convey the Purchased Assets to Buyer and to reassign the MEPCO Reservation to Buyer in accordance with the MEPCO Confirmation Agreement, (ii) any approvals required under Title 35-A of the Maine Revised Statutes or otherwise from the MPUC, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, (iv) the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (v) any approval required of the Maine Department of Environmental Protection ("MDEP"), the United States Environmental Protection Agency ("EPA"), or other governmental agency pursuant to any Environmental Law (the filings and approvals referred to in Schedule 5.12 and clauses (i) through (v) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals (x) which become applicable to the Sellers or the Purchased Assets as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged or which are identified herein as Buyer Required Regulatory Approvals or (y) which, if not obtained or made, will not, individually or in the aggregate, have a Material Adverse Effect.

     5.4  Title and Related Matters.  Except as set forth in Schedule 5.4 and
          -------------------------
except for those Permitted Encumbrances which are permitted by definition to survive the Closing Date, (i) BHE shall have, and shall convey to Buyer, good, valid and marketable record title, insurable as such by the Title Insurance Company at Buyer's sole cost and expense, to each of the Purchased Assets constituting Real Estate as specified in the Title Commitments, and (ii) each Seller shall have, and shall convey to Buyer, good, valid and marketable title to the other Purchased Assets which it purports to own (other than those which have been disposed of since the date hereof in the ordinary course of business), free and clear of all Encumbrances. Except as set forth in Schedule 5.4, BHE is in possession of each of the Purchased Assets constituting Real Estate and there are no third party licensees or tenants at the sites of the Real Estate. Sellers have valid and subsisting leasehold estates and the right to quiet enjoyment of the Real Estate subject to real property leases for the full term thereof and each such lease is a legal, valid and binding agreement, enforceable against the respective Seller in accordance with its terms and there is no default of Sellers (or any condition or event which, after notice or lapse of time or both, would constitute a default of Sellers) thereunder.

     5.5  Environmental Matters.  Except as disclosed in Schedule 5.5:
          ---------------------

          (a) The Sellers hold, and are in compliance with, all permits, licenses and governmental authorizations ("Environmental Permits") required for Sellers to conduct, as now conducted, the Business with respect to the Purchased Assets under applicable Environmental Laws, and the Sellers have not received any written notice (or otherwise have Knowledge) of any violation of any Environmental Law that is presently applicable to the Purchased Assets or the related Business.

          (b) The Sellers have not received any written request for information, or been notified (or otherwise have Knowledge) that any Seller is a potentially responsible party, under CERCLA or any similar state law with respect to any on-site location included within the Purchased Assets or in connection with any off-site location used by Sellers in connection with any Purchased Asset.

          (c) The Sellers have not entered into or agreed to any consent decree or order, and are not subject to any judgment, decree, or judicial order, with respect to any of the Purchased Assets or the related Business relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law.

          (d) To their Knowledge, Sellers have provided Buyer with (i) a list of all facilities that have been used during the course of the operations of any of the Purchased Assets for the treatment, storage, recycling or disposal of any Hazardous Substances; (ii) a list of all material environmental reports and/or audits which discuss the environmental conditions of the Purchased Assets; and (iii) a list of all underground storage tanks and/or surface impoundments located on the Purchased Assets which contain or have contained Hazardous Substances.

     5.6  Labor Matters.  The Collective Bargaining Agreement is the only
          -------------
collective bargaining agreement to which any Seller is a party or is subject and which relates to the ownership, operation or maintenance of the Purchased Assets. Solely (in each of the following clauses (a) through (f)) with respect to the business or operations of the Purchased Assets or the Purchased Assets Employees, except to the extent set forth in Schedule 5.6 (except for such matters as will not have a Material Adverse Effect or are not included in the Assumed Liabilities), (a) the Sellers are in compliance with the Collective Bargaining Agreement and all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining and wages and hours; (b) the Sellers have not received written notice (or otherwise have Knowledge) of any unfair labor practice complaint against any Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or, to Sellers' Knowledge, threatened against or affecting any Seller or the Purchased Assets; (d) the Sellers have not received notice (or otherwise have Knowledge) that a representation petition respecting the employees of any Seller has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under the Collective Bargaining Agreement is pending against any Seller; and (f) there are no administrative charges or court complaints against the Sellers concerning alleged employment discrimination or other employment related matters pending or, to Sellers' Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any other governmental or regulatory body or authority. The Sellers are not in violation of the WARN Act.

     5.7  ERISA; Benefit Plans.  Schedule 5.7 provides summary descriptions of
          --------------------
all deferred compensation, pension, profit-sharing, incentive and retirement plans, and all material bonus and other employee benefit or fringe benefit plans, maintained or with respect to which the Sellers have provided compensation and/or benefits to the Purchased Assets Employees. As to all qualified plans which Sellers maintain:

          (a) they are qualified under Code Sections 401(a) and 501(a) and have current Internal Revenue Service determination letters;

          (b) they are currently in compliance in form and operation with Code and Treasury Regulation requirements;

          (c) all required contributions have been made in a timely manner and funding is adequate for terminations resulting from the sale of the Purchased Assets;

          (d) there are no pending or, to Sellers' Knowledge, threatened claims against any such plans or Sellers or otherwise, which allege violations of law which could result in liability on the part of the Buyer; and as to all terminated qualified retirement plans which a Seller has maintained, participants' rights have been fully satisfied; and

          (e) neither of the Sellers nor any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code and/or Section 4001(b) of ERISA has incurred or could reasonably be expected to incur any material liability under Title IV of ERISA and/or Section 412 of the Code (other than for the payment of benefits or Pension Benefit Guaranty Corporation insurance premiums, in each case payable in the ordinary course).

     5.8  Real Estate.  Schedule 5.8 identifies the deeds or other instruments
          -----------
evidencing BHE's title to the real property rights owned or leased by BHE as lessor or as lessee (or as to which BHE holds easements or other rights) and included in the Purchased Assets (other than the 345 Line ROWs, as to which Annex I to Schedule 5.8 references the relevant tax parcels), as well as certain real property owned by BHE which on the date hereof is associated with certain of the Hydroelectric Facilities but is not included within the Purchased Assets. The portions of the real property rights, including rights to flood and flow, described in such deeds and other instruments that constitute Purchased Assets and the 345 Line ROWs are collectively referred to herein as the "Real Estate."
Schedule 5.8 also describes certain Encumbrances on the Real

Estate of which Sellers have Knowledge. Subject to change in applicable law or regulation, or interpretation thereof, and events beyond the control of Sellers, no fee ownership, lease, right of way, easement, license or other right in real property, other than the Real Estate, is necessary for the Buyer to own, operate or maintain the Purchased Assets substantially as historically owned, operated and maintained by the Sellers. To Sellers' Knowledge, none of the improvements on any of the Real Estate, including, without limitation the Easements, nor any appurtenances thereto or equipment therein nor the operation or maintenance thereof, violate any restrictive covenant or the terms, conditions or restrictions of any easement. All Real Estate (other than the 345 Line ROWs) will have access, directly or indirectly through an easement under which Buyer shall have adequate rights, to a public road. To the extent that zoning laws apply, each parcel of Real Estate (other than the 345 Line ROWs) is zoned for its current use. Copies of all surveys, title insurance policies or real estate leases in the possession of the Sellers related to the Real Estate have been delivered or made available to the Buyer.

     5.9  Condemnation.  Except as set forth in Schedule 5.9, BHE has received
          ------------
no written notice or otherwise has Knowledge that any part of the Real Estate or any other real property or rights leased, used or occupied by BHE in connection with the ownership, operation or maintenance of the Purchased Assets is subject to any pending or threatened suit for condemnation or other taking by any public authority.

     5.10 Certain Contracts and Arrangements.
          ----------------------------------

          (a) Except (i) as listed in Schedule 5.10 and (ii) for agreements entered into with Buyer's consent under Section 7.1, the Sellers are not a party to any contract, agreement, personal property lease, commitment, understanding or instrument which relates to the Purchased Assets or the ownership, operation or maintenance of the Purchased Assets and which is included in the Assumed Liabilities. Complete and accurate copies of all Sellers' Agreements, together with all amendments and supplements, have been delivered or made available to the Buyer prior to the execution of this Agreement.

          (b) Except in set forth in Schedule 5.10, each Sellers' Agreement (i) constitutes a valid and binding obligation of each Seller which is a party thereto enforceable against such Seller in accordance with its terms, (ii) is in full force and effect, and (iii) except as disclosed in Schedule 5.10 may be transferred to the Buyer pursuant to this Agreement without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

          (c) Except as set forth in Schedule 5.10, there is not, under any of the Sellers' Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of a Seller or, to Sellers' Knowledge, any other party thereto, except such events of default and other events as to which requisite waivers or consents have been obtained, or which would not, in the aggregate, have a Material Adverse Effect.

          (d) The Purchased Assets are, and as of the Closing Date will be, inclusive of all facilities and equipment in such condition as will be sufficient for Buyer to comply with its obligations under the Interconnection Agreement after giving effect to the Separation Document.

     5.11  Legal Proceedings.  Except as set forth in Schedule 5.11 and except
           -----------------
for matters which are Excluded Liabilities, there are no claims, actions, proceedings or investigations pending or, to Sellers' Knowledge, threatened against or relating to the Sellers and pertaining to the Purchased Assets before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 5.11 and except for matters which are Excluded Liabilities, no Seller is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority pertaining to the Purchased Assets or the related Business.

     5.12  Permits.
           -------

           (a) "Permits" means all material permits, licenses, franchises and other governmental authorizations, consents and approvals relating to the Purchased Assets or the ownership, operation or maintenance of the Purchased Assets, other than those permits required pursuant to Environmental Laws.
Except as set forth in Schedule 5.12, the Sellers have all Permits necessary to own, operate and maintain the Purchased Assets as presently owned, and operated, except where the failure to have any such permit would not have a Material Adverse Effect. Except as set forth in Schedule 5.12, the Sellers have not received any written notification that any Seller is in violation of any of such Permit, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it and pertaining to the Purchased Assets or the related Business. Except as set forth in
Schedule 5.12, to their Knowledge, the Sellers are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to them or the Purchased Assets or the related Business except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

           (b) Schedule 5.12 sets forth all Permits and Environmental Permits including Permits and Environmental Permits which, if not held or maintained (individually or in the aggregate) could reasonably be expected to impair the Buyer's conduct of the Business with respect to the Purchased Assets. Copies of all such permits listed on Schedule 5.12 have been provided or made available to the Buyer prior to the execution of this Agreement.

     5.13  Taxes.
           -----

           (a) With respect to the Purchased Assets and the business of the Sellers associated therewith, (i) all Tax Returns of Sellers required to be filed have been timely filed and are true, correct and complete, and (ii) all Taxes, including those shown to be due on such Tax Returns, have been timely paid. Except as set forth in Schedule 5.13, (i) no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Sellers in respect of the Purchased Assets and the business of the Sellers associated therewith (nor has any such taxing authority threatened to issue such notice or assessment), that have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.13 is being contested in good faith through appropriate proceedings, (ii) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of the Sellers associated with the Purchased Assets for any period, (iii) none of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code or tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code and none of the

Purchased Assets is subject to any lease made pursuant to Section 168(f)(8) of the Code and (iv) there are no Encumbrances for Taxes on the Purchased Assets that are not Permitted Encumbrances. There are no proceedings pending for the reduction of, and Sellers have no Knowledge of any contemplated increase in, the assessed valuation of the Real Estate or the other Purchased Assets.

          (b) With respect to Bangor-Pacific:

              (i) all Tax Returns have been timely filed, and are true, correct and complete in all material respects;

              (ii) all Taxes, including those shown to be due on such Tax Returns have been paid;

              (iii) all Taxes that Bangor-Pacific is required by law to withhold and collect have been withheld and collected and timely paid over to the appropriate governmental authorities;

              (iv) except to the extent set forth in Schedule 5.13, no Tax audits or other administrative proceedings are presently pending or proposed or to Sellers' Knowledge threatened (in each case in writing) with regard to any Taxes or Tax Returns of Bangor-Pacific;

              (v) except to the extent set forth in Schedule 5.13, there are no Encumbrances for Taxes on any property or assets of Bangor-Pacific other than Permitted Encumbrances;

              (vi) all deficiencies of Taxes asserted in writing or otherwise asserted with respect to Bangor-Pacific as a result of an audit, examination, investigation or similar proceeding have been paid or are being contested in good faith through appropriate proceedings, with adequate reserves booked for any adverse determination;

              (vii) there are no powers of attorney in effect relating to Taxes of Bangor-Pacific that relate to Taxes for any post-Closing period;

              (viii) except as set forth in Schedule 5.13, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any items of Tax of Bangor-Pacific, and Bangor-Pacific has not requested any extension of time within which to file any Tax Return that has not yet been filed;

              (ix) Bangor-Pacific is and has been since its date of inception properly treated as a partnership, and not as an association taxable as a corporation, for United States federal income and applicable state and local tax purposes; and

              (x) there are no agreements now, and there have been no agreements in the past, providing for allocations of income or losses, distributions of cash, of Bangor-Pacific other than as set forth in the West Enfield Joint Venture Agreement.

               (xi) there are no proceedings pending for the reduction of, and Sellers have no Knowledge of any contemplated increase in, the assessed valuation of the real property or the other assets of Bangor-Pacific.

     5.14  Representations Regarding Bangor-Pacific.
           ----------------------------------------

           (a) PHC is a wholly-owned subsidiary of BHE.

           (b) PHC owns a 50% partnership interest (the "Bangor-Pacific Interest") in Bangor-Pacific Hydro Associates ("Bangor-Pacific," which term, for purposes of Sections 5.13 and 5.14 and as the context contemplates, shall include Bangor Pacific Operating Co.). Bangor-Pacific is the owner of (i) the West Enfield Hydro Project and the Power Purchase Agreement dated June 9, 1986 between BHE and Bangor-Pacific (as successor to West Enfield Associates) and
(ii) 100% of the issued and outstanding stock of Bangor-Pacific Operating Co., Inc., a Maine corporation and the operator of the West Enfield Hydro Project ("Bangor-Pacific Operating Co."). The Bangor-Pacific Interest and the 50% partnership interest held by Ogden Power Corporation represent all of the outstanding partnership interests in Bangor-Pacific. Except as set forth in
Schedule 5.14, there are no outstanding options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Bangor-Pacific, PHC or BHE is or may become obligated to issue, sell, purchase, return or redeem any partnership interests in Bangor-Pacific or (ii) that give any person the right to receive any benefits or rights similar to holders of partnership interests in Bangor-Pacific.

           Sellers have made available to the Buyer, with respect to Bangor-Pacific, an audited balance sheet for the period ending December 31, 1997 and an unaudited balance sheet for the period ended June 30, 1998; such balance sheets present fairly in all material respects the financial position of Bangor-Pacific as at such dates in accordance with generally accepted accounting principles.

           Except to the extent disclosed in the balance sheet described above, Bangor-Pacific has no liability, debt, commitment or obligation of any kind which, in accordance with generally accepted accounting principles, should be provided for or disclosed in a footnote to such balance sheet.

           Except (i) as set forth in Schedule 5.14 and (ii) as otherwise contemplated by this Agreement, since the date of the June 30, 1998 balance sheet for Bangor-Pacific, there has not been (a) any material adverse change in or effect on the business or operations of Bangor-Pacific; (b) any damage, destruction or casualty loss which is material to the business or operations of Bangor-Pacific; or (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) which relates to the business or operations of Bangor-Pacific or its assets, except agreements, commitments or transactions in the ordinary course of business and cancellable upon 30 days' notice without premium or penalty or as contemplated herein.

           (c) Except as set forth in Schedule 5.14 (which items disclosed therein, to the Knowledge of Sellers, do not render title to the Purchased Assets unmarketable or prevent adequate access to the Purchased Assets to which they relate, or materially interfere with the continuing ownership, use, operation or maintenance of such assets consistent with historical practice or materially detract from the Business) and except for Permitted Encumbrances, (i) Bangor-Pacific has good and marketable record title to the real estate purported to be owned by it, and to the other assets which it purports to own (other than those which have been disposed of since the date hereof in the ordinary course of business), free and clear of all Encumbrances, and (ii) neither the whole nor any part of the real estate owned, leased, used or occupied by Bangor-Pacific is subject to any pending suit for condemnation or other taking by any public authority and, to Sellers' Knowledge, no such condemnation or other taking has been threatened.

          (d) Schedule 5.14 lists all real property leases to which Bangor-Pacific is a lessee or lessor and which provide for annual payments of more than $100,000 or are otherwise material to the business or operations of Bangor-Pacific. Except as set forth in Schedule 5.14, all such leases are valid, binding and enforceable in accordance with their terms, are in full force and effect and there are no existing defaults by Bangor-Pacific or any other party thereto thereunder.

          (e) Except as set forth in Schedule 5.14, (i) Bangor-Pacific holds all Environmental Permits required for Bangor-Pacific to conduct, as now conducted, the business and operations of Bangor-Pacific under applicable Environmental Laws, and, to the Knowledge of Sellers, Bangor-Pacific has not received any written notice (nor do Sellers otherwise have Knowledge) of any violation by Bangor-Pacific of any Environmental Law, (ii) Bangor-Pacific has not received any written request for information, or been notified (nor do Sellers otherwise have Knowledge) that Bangor-Pacific is a potentially responsible party, under CERCLA or any similar state law with respect to any on-site location of Bangor-Pacific included within the Purchased Assets, and (iii) Bangor-Pacific has not entered into or agreed to any consent decree or order, nor is Bangor-Pacific subject to any judgment, decree, or judicial order with respect to any of its assets or relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law.

          (f) Except as set forth in Schedule 5.14, Bangor-Pacific has no employees and Bangor-Pacific has no or has had no "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) or any post-retirement benefit plans.

          (g) Except (i) as listed in Schedule 5.14, (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date or (iii) for agreements with suppliers entered into in the ordinary course of business, Bangor-Pacific is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which relates to the ownership or operation of Bangor-Pacific or its assets. Each agreement referenced in this Section 5.14(g) to which Bangor-Pacific is a party and which is material to the Purchased Assets
(i) constitutes a valid and binding obligation of Bangor-Pacific and (ii) is, or at the Closing will be, in full force and effect. Except as set forth in
Schedule 5.14, there is not, under any of the agreements listed in such Schedule, any default or event which, with notice or lapse of time or both, would constitute a default on the part of Bangor-Pacific or, to Sellers' Knowledge, any other party thereto except such events of default and other events as to which requisite waivers or consent have been obtained, or which would not, in the aggregate, have a Material Adverse Effect.

          (h) Except as set forth in Schedule 5.14 and except for matters which are Excluded Liabilities, there are no claims, actions, proceedings or investigations pending or, to Sellers' Knowledge, threatened against or relating to the business or operations of Bangor-Pacific or its assets before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 5.14 and except for matters which are Excluded Liabilities, neither Bangor-Pacific nor its assets is subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority.

          (i) Bangor-Pacific has all permits, licenses, franchises and other governmental authorizations, consents and approvals (other than those permits required pursuant to Environmental Laws) (collectively "BP Permits") necessary to own and operate its business as presently owned and operated, except where the failure to have any such permit would not have a Material Adverse Effect. Except as set forth in Schedule 5.14, (i) Bangor-Pacific has not received any written notification that it is in violation of any of such BP Permit, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, (ii) to Sellers' Knowledge, Bangor-Pacific is in compliance with all BP Permits, laws, statutes, orders, rules, regulations, ordinances, or judgment of any governmental or regulatory body or authority applicable to it and (iii) the validity of the BP Permits will not be affected by the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
Schedule 5.12 sets forth all Permits and Environmental Permits held by Bangor-Pacific, which, if not held or maintained (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, copies of all of which have been provided or made available to the Buyer prior to the execution of this Agreement.

     5.15 Representations Regarding Wyman Unit No. 4.  BHE is the record and
          ------------------------------------------
beneficial owner of an 8.33% joint ownership interest in common (the "Wyman 4 Interest") in Wyman Unit No. 4, free and clear of all Encumbrances except Permitted Encumbrances. BHE has provided to the Buyer a copy of the governing documents related to the Wyman 4 Interest, each of which is listed on Schedule
5.10. There are no outstanding options, rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which BHE is or may become obligated to sell or purchase any joint ownership interests in Wyman Unit No. 4 or (ii) that give any person other than BHE the right to receive any of the benefits or rights of the Wyman 4 Interest.

     5.16 Insurance.  Except as set forth in Schedule 5.16, all policies of
          ---------
fire, liability, worker's compensation and other forms of insurance owned or held by Sellers and insuring the Purchased Assets or the Business are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as set forth in Schedule 5.16, Sellers have not been refused any insurance with respect to the Purchased Assets or the Business nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last twelve months.

     5.17  Personal Property Included in Purchased Assets.  No personal property
           ----------------------------------------------
of Sellers used or held for use in connection with any Purchased Asset as of the Bid Date but not included in the Purchased Assets or transferred to Buyer at Closing is necessary for Buyer to own, operate or maintain the Purchased Assets substantially as historically owned, operated and maintained by the Sellers.

     5.18  Intellectual Property Rights.  Schedule 5.18 discloses all trade
           ----------------------------
secrets, patents and patentable rights used or held for use or necessary in connection with the Purchased Assets and the related Business ("Intellectual Property"), all of which Sellers either have all right, title and interest in or a valid and binding irrevocable, non-royalty bearing, right under contract to use without limitation. There are no trademarks, tradenames, service marks, service names, inventions, copyrights, or rights related to any of the foregoing, know-how or applications for and registrations of patents, trademarks, service marks and copyrights ("Other Intellectual Property") used, held for use or necessary in connection with the Purchased Assets and the related Business. Sellers have not received notice (or otherwise have Knowledge) that Sellers are infringing upon any Intellectual Property or Other Intellectual Property of any other Person in connection with the Purchased Assets or the related Business.

     5.19  Financial Statements.  BHE has made available to the Buyer its
           --------------------
audited consolidated balance sheet as of December 31, 1997 (the "Audited Balance Sheet"), and its unaudited consolidated balance sheet as of June 30, 1998 (the "Unaudited Balance Sheet"). The Audited Balance Sheet (including the related notes thereto) presents fairly, in all material respects, the consolidated financial position of the Sellers as of its date in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. The Unaudited Balance Sheet (including the notes thereto) presents fairly, in all material respects, the consolidated financial position of the Sellers as of its date in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein.

     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND THE SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

     The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, as follows:

     6.1   Organization.  The Buyer is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to BHE complete and correct copies of its Certificate of Incorporation and Bylaws (or other similar governing documents), and any amendments thereto, as currently in effect.

     6.2  Authority Relative to This Agreement.  The Buyer has full corporate
          ------------------------------------
power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming the accuracy of Sellers' representations and warranties contained in Section 5.2, and subject to the receipt of the Buyer Required Regulatory Approvals, the Seller Required Consents and the Seller Required Regulatory Approvals, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity. The Ancillary Agreements, when executed, will, assuming the accuracy of Sellers' representations and warranties contained in Section 5.2, and subject to the receipt of the Buyer Required Regulatory Approvals, the Seller Required Consents and the Seller Required Regulatory Approvals, constitute valid and binding agreements of Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

     6.3  Consents and Approvals; No Violation.
          ------------------------------------

          (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals, the Seller Required Consents and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement and the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or
(iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, and any assets of Buyer.

          (b) Except for (i) authorizations under Part II of the Federal Power Act required (A) to implement sales under any wholesale sales agreements to be assigned to the Buyer, (B) to acquire, own and operate the jurisdictional Purchased Assets and (C) to sell electricity from the

Purchased Assets at wholesale market-based rates, (ii) approval by the FERC, under Part I of the Federal Power Act, of the transfer of the FERC project licenses related to, and necessary to operate, the Hydroelectric Assets, (iii) any MPUC approval necessary for the Sellers to transfer the Purchased Assets in Maine and/or for the Buyer to purchase the Purchased Assets in Maine, and to obtain exempt wholesale generator certification with respect to the Purchased Assets, (iv) the filing by the Buyer and the Sellers required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act,
(v) any approval required of the MDEP, the EPA, or other governmental agency pursuant to any Environmental Law, (vi) the acceptance/approval by FERC of the Interconnection Agreement and the Transitional Power Sales Agreement, (vii) certification of Buyer as an exempt wholesale generator pursuant to Section 32 of the Holding Company Act with respect to the Purchased Assets (excluding approvals for sales to Affiliates), (viii) any authorizations or approvals of FERC required to be obtained by Buyer in connection with the HQ Agreements, and
(ix) any authorizations or approvals of the SEC or FERC required for Buyer to acquire, own and operate the Purchased Assets without causing Buyer's parent, PP&L Resources, Inc., to become subject to registration under the Holding Company Act (the filings and approvals referred to in clauses (i) through (ix) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Agreements.

     6.4  Regulation as a Utility.  The Buyer is not and, except as a
          -----------------------
consequence of the transactions and regulatory approvals contemplated by this Agreement, at the Closing Date will not be, subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing. The Buyer is an Affiliate of a public utility holding company exempt from registration under the Holding Company Act.

     6.5  Availability of Funds.  The Buyer has sufficient funds available to it
          ---------------------
to pay the Purchase Price on the Closing Date in accordance with Section 4.2.

     6.6  Litigation.  There is no pending or, to Buyer's Knowledge, threatened
          -----------
action, by any governmental authority, arbitration panel or third Person which is likely to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement, the Equity Contribution Agreement, or any of the Ancillary Agreements, or the consummation of the transactions contemplated thereby in any material respect, or (b) a claim for damages as a result of this Agreement, the Equity Contribution Agreement, or any of the Ancillary Agreements, or the consummation of the transactions contemplated thereby. There is no pending or, to Buyer's Knowledge, threatened litigation or proceeding, private or governmental, against Buyer which is likely to have a material adverse effect on Buyer.

     6.7  Qualified Buyer.  To Buyer's Knowledge, Buyer is not ineligible under
          ----------------
applicable law or regulation from obtaining any Permits necessary for the Buyer to own and operate the Purchased Assets as of the Closing to the extent such operation is either required by any Ancillary Agreement or is contemplated by the Buyer.

     6.8  Title Policy Commitment.  Within one hundred and twenty (120) days
          ------------------------
after the date of this Agreement, the Buyer shall, at its own cost and expense, obtain and provide the Sellers with copies of, title policy commitments (the "Title Commitments") issued by the Title Insurance Company with respect to the Real Estate.

     6.9  "AS IS" Sale.  Buyer acknowledges that the representations and
          -------------
warranties set forth in this Agreement, the Ancillary Agreements and any certificates delivered by Sellers in connection herewith or therewith constitute the sole and exclusive representations and warranties of the Seller in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements among the parties regarding the Purchased Assets or their transfer other than those incorporated or referred to in this Agreement or the Ancillary Agreements. Except for the representations and warranties set forth in this Agreement, the Ancillary Agreements and any certificates delivered by Sellers in connection herewith or therewith, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by Sellers.

     6.10 Buyer's Affiliate.  If Buyer elects to use one or more Affiliates to
          ------------------
hold title to any or all of the Purchased Assets, Buyer shall be deemed to have made the representations and warranties in this Article VI on behalf of itself and any such Affiliates as if the Affiliates were a signatory to this Agreement.

                                  ARTICLE VII

                           COVENANTS OF THE PARTIES
                           ------------------------

     7.1  Conduct of Business of the Sellers.
          ----------------------------------

          (a) Except as described in Schedule 7.1, from the date hereof to the Closing Date, the Sellers will conduct the Business related to the Purchased Assets (to the extent the Sellers have the legal right and authority to do so) according to their ordinary and usual course of business consistent with Good Utility Practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Sellers will not with respect to the Purchased Assets or the related Business:

              (i) create any Encumbrance (except Permitted Encumbrances) on the Purchased Assets, except in the ordinary course of Sellers' business or as required under Sellers' debt instruments and as will be removed on or prior to the Closing Date;

              (ii) make any material change in the levels of fuel inventory and stores inventory customarily maintained by the Sellers with respect to the Purchased Assets, except for such changes which are consistent with Good Utility Practice;

              (iii) enter into any commitment for the purchase or sale of fuel having a term greater than six months and not terminable on or before the Closing Date either (i) automatically, or (ii) by option of BHE (or, after the Closing, by Buyer) in its sole discretion, if the aggregate payment under such commitment and all other outstanding commitments not previously approved by the Buyer would be expected to exceed $1 million;

               (iv) sell, lease (as lessor), transfer or otherwise dispose of any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practice;

               (v) amend, terminate or grant any waiver or consent with respect to any of the Sellers' Agreements other than in the ordinary and usual course of business, or take any action, or permit PHC to take any action, to dissolve Bangor-Pacific;

               (vi) enter into or amend any material real or personal property Tax agreement, treaty or settlement;

               (vii) make or approve any increase in the compensation payable by Sellers to any of the Employees (including, without limitation, salary, bonuses and benefits) except for increases consistent with past practices as heretofore disclosed to the Buyer; provided, however, that the foregoing shall not restrict the granting by the Sellers of voluntary early retirement and severance packages in accordance with the Employee Transition Plan solely at the Sellers' expense;

               (viii) enter into any oral or written contracts, agreements, commitments or arrangements (A) to do any of the foregoing matters, or (B) with respect to the Purchased Assets, in excess of $500,000 which have a term in excess of six (6) months, unless it is terminable by the Sellers and their assignee without penalty or premium upon not more than 30 days' notice, or (C) outside the ordinary course of business.

          (b) Without limiting the generality of the first sentence of Section 7.1, prior to the Closing Date, except with the prior written consent of the Buyer, the Sellers will, with respect to the Purchased Assets:

               (i) consult with the Buyer as to the making of any material decisions or the taking of any material actions in matters other than in the ordinary course of business;

               (ii) consult with the Buyer as to the making of any material decisions or the taking of any material actions involving environmental decisions;

               (iii) maintain the Purchased Assets in customary repair, working order and condition (reasonable wear and tear excepted) and, except as contemplated by Section 7.10, repair or replace any Purchased Assets damaged or destroyed by fire or other casualty;

               (iv) keep in force at not less than their present limits all policies of insurance to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry and promptly notify Buyer of the cancellation of any such policy or any material modification thereto; and

               (v) maintain their customary business relationships with any lessor, licensor, customer or supplier of any Seller, and maintain their relationship with Purchased Assets Employees consistent with historical practice (subject to renegotiation of the Collective Bargaining Agreement).

          (c) Notwithstanding anything in Section 7.1(a) or (b) to the contrary, the Sellers may, in their sole discretion (i) make Maintenance Expenditures and Capital Expenditures up to but not to exceed the Maintenance and Capital Expenditures Amount, (ii) make, at the Sellers' expense, such other maintenance and capital expenditures as the Sellers deem necessary, and (iii) take any action in respect of the Purchased Assets (not otherwise described in (a) or (b)) that does not adversely affect the Purchased Assets or the Assumed Liabilities.

     7.2  Access to Information.
          ---------------------

          (a) Between the date of this Agreement and the Closing Date, the Sellers will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets or related to the Business or the Assumed Liabilities unless such access would violate applicable law; (ii) permit the Buyer and its representatives to make such reasonable inspections thereof as the Buyer may reasonably request;
(iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets, the related Business and the Assumed Liabilities as the Buyer may from time to time reasonably request; and
(iv) furnish the Buyer a copy of each report, Schedule or other document filed or received by them with respect to the Purchased Assets or the related Business with the SEC, MPUC, MDEP, FERC, DOE, EPA or other relevant regulatory agency; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Sellers need not supply the Buyer with any information which the Sellers, in their reasonable judgment, are under a legal obligation not to supply, provided that Sellers describe, to the extent permissible, the nature of the information withheld. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Sellers will only furnish or provide such access to personnel and medical records as is required by law, and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath or adjacent to the Purchased Assets.

          (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be "Information" for purposes of Section 7.11 hereof.

          (c) Subject to the last two sentences of this paragraph (c), for a period of ten years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Purchased Assets transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such ten-year period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at the Sellers' expense, to segregate and remove such books and records as the Sellers may select.

          (d) Subject to the last two sentences of this paragraph (d), for a period of ten years after the Closing Date, the Buyer and Buyer Representatives shall have reasonable access to all of the books and records of the Purchased Assets retained by the Sellers to the extent that such access may reasonably be required by the Buyer in connection with matters relating to or affected by the operation of the Purchased Assets subsequent to the Closing Date; provided, however, that Sellers shall not be required to provide access to personnel or medical records except as required by law. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. In addition, the Sellers will cooperate in the defense of any action brought against the Buyer by a former employee of the Sellers. The Buyer shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 7.2(d). If any Seller shall desire to dispose of any such books and records prior to the expiration of such ten-year period, such Seller shall, prior to such disposition, give the Buyer a reasonable opportunity at the Buyer's expense, to segregate and remove such books and records as the Buyer may select; provided, however, that the Sellers will use best efforts to preserve all employment and medical records of those employees who are hired by the Buyer as of the Closing Date, for a period of not less than ten (10) years from the Closing Date.

          (e) If within ten years after the Closing Date the MPUC shall commence an investigation of the reasonableness of any term or condition of this Agreement, Buyer shall fully cooperate with the Sellers in providing any information or testimony which may be helpful to Sellers in establishing the reasonableness of the terms and conditions of the Agreement. Sellers shall be responsible for any costs or expenses incurred by Buyer pursuant to this Section 7.2(e).

     7.3  Expenses.  Except to the extent specifically provided herein, whether
          --------
or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, including, without limitation, any expenses associated with litigation arising out of this Agreement or any of the transactions contemplated hereunder. Notwithstanding anything to the contrary herein, the Buyer will be responsible for (a) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that the Buyer elects to obtain, and (b) all filing fees of Buyer as an acquiring person under the HSR Act. Sellers and Buyer each represent and warrant to the other, respectively, that, except for Reed Consulting Group, Inc., which is acting for and at the expense of the Sellers, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation. The Sellers and Buyer will pay to the other, or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions, and finders' fees (other than as described above) incurred by reason of any action taken by the indemnifying party.

     7.4  Further Assurances.
          ------------------

          (a) Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. From time to time after the Closing Date, without further consideration, the Sellers will reasonably cooperate with the Buyer in its efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods following the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Sellers' title to the Purchased Assets. From time to time after the Closing Date, the Buyer will reasonably cooperate with the Sellers in their efforts to maximize any tax benefits associated with the Purchased Assets with respect to periods prior to the Closing Date and to minimize the tax costs associated with the transactions contemplated hereby, and will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

          (b) Subject to Section 3.5, in the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Sellers shall, subject to Section 7.4(c), use their best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement shall not have been retained by a Seller after the Closing, the Buyer shall use its best efforts to grant such Easement to such Seller as promptly as is practicable after the Closing. Nothing contained herein shall require the Sellers or the Buyer to institute any litigation or to pay or agree to pay any sum of money to convey such asset or grant such easement.

          (c) To the extent that the Sellers' rights under any Sellers' Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. The Sellers and the Buyer agree that if any consent to an assignment of any Sellers' Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Sellers' Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Sellers, to the maximum extent permitted by law and such Sellers' Agreement, shall with respect to any such Sellers' Agreement, appoint the Buyer to be the Sellers' agent with respect to such Sellers' Agreement, and enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Sellers' Agreement. Schedule 1.1(a)(53) identifies those agreements that will be assigned to the Buyer and those agreements which will be governed by the preceding sentence.

          (d) Sellers and Buyer covenant and agree to negotiate and enter into in good faith such further agreements as may be necessary for operating the Purchased Assets after the Closing Date.

          (e) The parties agree and acknowledge that certain of the Permits issued by the FERC include assets included in the Purchased Assets as well as other assets of the Sellers which are not to be conveyed to the Buyer pursuant to this Agreement. In connection with the parties' performance of their obligations under Section 7.4(a) hereof, the parties agree to take all action necessary in order that any such Permit, when transferred to the Buyer, will be modified appropriately to reflect the retention by the Sellers of the assets to be retained by them and the retention by the Sellers of any necessary Permit with respect to such retained assets.

          (f) BHE agrees to consult with Buyer in connection with any matter on which the participants in NEPOOL are entitled to vote or give consent or approve and which could affect the Purchased Assets in any material respect.

     7.5  Public Statements.  Between the date of this Agreement and the Closing
          -----------------
Date, the Sellers and the Buyer agree that they will consult with each other in advance of making any public announcement or press release, or otherwise disclosing any information, relating to the execution of this Agreement or any transactions contemplated hereby, or otherwise relating to the Purchased Assets, and will negotiate in good faith with respect to the form, content and timing thereof and shall not issue any such release without the prior approval of the other party; provided, however, that each party reserves the right to make such statements to regulatory authorities in the ordinary course of business or as are required, in the opinion of its counsel, by applicable law.

     7.6  Consents and Approvals.
          ----------------------

          (a) The Sellers and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer will pay all filing fees of Buyer as an acquiring person under the HSR Act in accordance with Section 7.3, and each of the parties shall bear its own costs of the preparation of any filing.

          (b) The Sellers and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documents, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use their respective best efforts to obtain the transfer or reissuance to the Buyer of all necessary Permits, Environmental Permits, consents, approvals and authorizations of all governmental bodies, including without limitation Permits related to the 345 Line, and (iv) use their respective best efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals) or for the Buyer to own, operate or maintain, on and after the Closing Date, the Purchased Assets substantially as such assets have been historically owned, operated and maintained by the Sellers prior to the date of this Agreement, or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which any Seller or the Buyer is a party or by which either of them is bound. Each of the Sellers and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

          (c) The Sellers shall use their best efforts prior to and, if necessary, after the Closing Date to obtain the Seller Required Consents, and the Buyer shall use its best efforts prior to and, if necessary, after the Closing Date to obtain the Buyer Required Regulatory Approvals. If any such consent or approval is not obtained, the Sellers and the Buyer agree to cooperate in any reasonable arrangements (which may include, in the case of leased property, a sublease thereof) designed to provide for the Buyer all of the benefits (and to assure that the Sellers will be effectively relieved from related liabilities) under such contract, agreement, lease, commitment or right, including enforcement for the benefit of the Buyer, at the Sellers' expense, of any and all rights of the Sellers against the other party or parties thereto. Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (ii) any contract or claim as to which all the remedies for the enforcement thereof would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

          (d) Each of Buyer and the Sellers mutually agree for the benefit of the other that, between the date of this Agreement and the Closing Date, neither Buyer, Sellers nor any of their respective controlled Affiliates will enter into any agreement, commitment or undertaking which would reasonably be expected to impair the ability of Buyer and Sellers to complete the purchase and sale of the Purchased Assets at the earliest time that the conditions set forth in Article VIII are satisfied.

     7.7  Tax Matters.
          -----------

          (a) All transfer and sales or use taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, whether imposed on the Buyer or the Sellers, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns or other documentation and will take such positions therein as are reasonably requested by the Buyer. Sellers shall be responsible for the payment of all their respective Taxes payable with respect to any period or portion thereof prior to the Closing Date.

          (b) With respect to Taxes to be prorated in accordance with Section
3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes, whether imposed on the Buyer or the Sellers, shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Sellers' review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, the Sellers shall pay to the Buyer the Sellers' proportionate share of the amount shown as due on such Tax Returns determined in accordance with
Section 3.4 of this Agreement to the extent Sellers are liable therefor pursuant thereto and to the extent not already paid or accrued as a liability on Sellers' balance sheets as of June 30, 1998.

          (c) After the Closing Date, Buyer and Sellers shall provide each other with such cooperation and information relating to each other as either party reasonably may request in (A) filing any Tax Return, amended Tax Return or claim for Tax refund, (B) determining any Tax liability or a right to refund of Taxes,
(C) conducting or defending any audit or other proceeding in respect of Taxes or
(D) effectuating the terms of this Agreement. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such Tax returns and other documents are offered and delivered to Sellers or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 7.7(c) shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for Tax refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 7.7(c).

          (d) (i) Sellers shall use reasonable efforts to cause to be prepared and filed all Tax Returns of Bangor-Pacific for all taxable periods ending on or prior to the Closing Date and cause to be paid all Taxes relating to such Tax Returns.

          Upon request of Buyer, PHC shall cooperate with Buyer in making a Code
Section 754 election by Bangor-Pacific with respect to obtaining an adjustment to the basis of Bangor-Pacific's assets under Code Section 743. For purposes of the allocations pursuant to Code Sections 755 and 1060 with respect to the Code
Section 754 elections, Buyer and PHC mutually agree that property, plant and equipment may be assigned a value equal to fair market value and receivables may be assigned a value equal to the face amount thereof net of any bad debts for purposes of any such election. If a Code Section 754 election is to be made, Buyer shall prepare and submit within one hundred eighty (180) days after the Closing Date an allocation consistent with the allocation described above to Sellers for their review and approval, which shall not be unreasonably withheld. Provided that the other partners in Bangor-Pacific have agreed to cooperate with Buyer in causing Bangor-Pacific to make a Code Section 754 election, at the election of Buyer, Buyer and PHC shall timely complete and file the statement required by Treasury Regulation 1.743-1 and IRS Form 8594 consistent with such allocation, shall provide a copy of such form to the other party hereto and shall file a copy of such form with its federal income tax return for the period that includes the Closing Date. Sellers agree not to take any action to rescind any such Code Section 754 election now or hereafter in effect with respect to the assets of Bangor-Pacific.

               (ii) Sellers shall have the right, at Sellers' sole expense, to represent the interests of Bangor-Pacific in any Tax audit or administrative or court proceeding relating to Tax Returns described in
     Section 7.7(d)(i) with respect to which any Seller may be liable for Taxes (including any such proceedings relating to Bangor-Pacific); provided,
                                                                  --------
     however, that Buyer shall have the right to participate in any such audit
     -------
     or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Buyer, any of its Affiliates, or Bangor-Pacific for any period ending after the Closing Date (with the right to consent to any settlement which may affect the Tax liability of Buyer, which consent shall not be unreasonably withheld) and to employ counsel of its choice at its own expense for purposes of such participation.

               (iii) Buyer shall notify Sellers in writing, as promptly as practicable, upon receipt by Buyer, any Affiliate of Buyer, or Bangor-Pacific of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of any Seller or Bangor-Pacific, in each case for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Buyer to comply
                          --------  -------
     with this Section 7.7(d)(iii) shall not affect Buyer's right to indemnification relating to Taxes if such failure does not prejudice the rights of Sellers. Sellers shall notify Buyer in writing as promptly as practicable upon receipt by Sellers or any Affiliate of Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Bangor-Pacific.

          (e) The obligations of the Buyer and Sellers under this Section 7.7 shall survive the Closing and shall continue until the expiration of the applicable statute of limitations.

     7.8  Supplements to Schedules. Prior to the Closing Date, the Sellers shall
          ------------------------
supplement or amend the Schedules required by this Agreement with respect to any matter relating to the Purchased Assets hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

     7.9  Employees.
          ---------

          (a) During the period beginning on the date of this Agreement and ending on the Window Expiration Date ("Buyer's Window"), the Buyer may offer employment, effective as of the Closing Date, to employees of BHE who are presently employed principally in connection with the ownership and operation of the Purchased Assets and whose names and titles are listed individually in a list previously provided by BHE to the Buyer (all such employees hereinafter referred to as "Employees"). Notwithstanding the foregoing, any such individual who, following the date hereof, changes job position of his/her own volition pursuant to BHE's existing internal job posting procedures and, as a result of such change, ceases to be employed principally in connection with the ownership and operation of the Purchased Assets shall not be considered an Employee for purposes of this Section 7.9, provided, that Buyer may offer employment during the Buyer's Window to replacement individuals who in general perform the functions and duties of such departed individual, in which case the Buyer's Window will extend for an additional 30 days in respect of such replacement individual (and any such replacement individual shall be considered an Employee for the purposes of this Section 7.9). To the extent permitted by law, BHE will provide reasonable access to information (excepting personnel and medical records) and individuals reasonably necessary to the Buyer in connection with Buyer's consideration of such offers.

          All such offers of employment shall be made in accordance with all applicable laws and regulations. Each person who becomes employed by the Buyer pursuant to this Section 7.9 shall be referred to herein as a "Transferred Employee." Any changes in the terms and conditions of employment of any Transferred Employee shall be made in accordance with the applicable provisions of Chapter 32 of Title 35-A ("An Act to Restructure the State's Electric Industry") (the "Maine Restructuring Law") including 35-A M.R.S.A. (S)3216 and any rules adopted by the MPUC implementing those statutory requirements, including Chapter 303.

          Subject to any and all applicable provisions of the Collective Bargaining Agreement, during the Buyer's Window, Sellers will refrain from offering post-Closing employment to any of the Employees without the prior consent of the Buyer, other than those Employees whom the Buyer indicates in writing it does not intend to hire. Without the prior written consent of BHE, the Buyer shall not solicit, directly or indirectly, for employment any employees of BHE or any of its Affiliates at any time beginning on the date hereof and up to and including the second anniversary of the Closing Date, other than offers to Employees made during the Buyer's Window.

          Subject to any and all applicable provisions of the Collective Bargaining Agreement, Sellers shall not, without the prior written consent of the Buyer, solicit for employment any Employee to whom the Buyer makes an offer within the Buyer's Window and who becomes a Transferred Employee, at any time beginning at the end of the Buyer's Window and ending on the second anniversary of the Closing Date.

          With respect to any Employee who does not become a Transferred Employee, Sellers shall be responsible for providing such Employee with any benefits to which such Employee shall become entitled under the Sellers' Employee Transition Plan, as well as any other termination or severance benefits to which such Employee may be entitled.

          (b) The Buyer acknowledges that the Collective Bargaining Agreement expires on December 31, 1998, and that BHE is obligated to bargain in good faith with Local 1837 with respect to a replacement or extension of such Agreement, and Buyer hereby agrees to assume BHE's obligations under the Collective Bargaining Agreement with respect to any union Transferred Employees as now in effect and as it may be amended by such replacement or extension. BHE agrees to keep the Buyer regularly informed of the progress of negotiations with Local 1837 with respect to the amendment or extension of the Collective Bargaining Agreement. To the extent consistent with its obligation to bargain in good faith, BHE will use its best efforts to limit the extension of the term of the Collective Bargaining Agreement as it may apply to Employees in the bargaining unit to a date not later than December 1, 1999, unless Buyer consents to a later date, and to limit changes in the Collective Bargaining Agreement that are applicable to Employees and are adverse to the employer.

          (c) For the period commencing on the Closing Date and ending December 31, 2001, the Buyer shall provide all Transferred Employees with total compensation (including, without limitation, base salary and overtime, bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements of Buyer) which the Buyer in good faith believes is, in the aggregate, substantially equivalent in value to the total compensation provided to such employees by BHE immediately prior to the Closing Date (except that Buyer shall not be required to provide compensation to such employees corresponding to any bonuses or other incentive compensation paid by BHE). Nothing herein shall be deemed to guarantee a Transferred Employee continued employment with the Buyer for any definite period of time.

          (d) As of the Closing Date, all Transferred Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by BHE (the "Prior Welfare Plans") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Transferred Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

          (e) The Buyer shall take any and all necessary action to cause the trustee of a tax-qualified defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Transferred Employee, to accept a direct "rollover" of all or a portion of said employee's distribution from any defined contribution retirement plan of BHE.

          (f) Buyer shall pay to each Transferred Employee whose employment is involuntarily terminated by the Buyer or any of its Affiliates subsequent to the Closing Date and prior to December 31, 2001, except where such employment is terminated for cause, unless such cause is beyond the control of the Transferred Employee as in the case of a layoff for lack of work, the "Benefits Required By Legislative Mandate" (as defined in the Employee Transition Plan of BHE prepared pursuant to the Maine Restructuring Law (the "Employee Transition Plan")) that would have been provided to such individual upon such termination by BHE under the Employee Transition Plan, had such employee remained continuously employed by BHE and had such individual been eligible under, and covered by, such plan on the date of such termination; provided however, that no such benefit shall be required to be paid by the Buyer to any such employee who either received the Benefits Required By Legislative Mandate or elected to receive the "Enhanced & Unreduced Accrued Benefit Option" from BHE under (and as defined in) the Employee Transition Plan.

          (g) Sellers agree to timely perform and discharge all requirements under the WARN Act, if any, and under applicable state and local laws and regulations for the notification of their employees arising from the sale of the Purchased Assets to the Buyer. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act, if any, and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

          (h) Subject to the other provisions of this Section 7.9, and except as specifically provided to the contrary in this Agreement:

               (1) The Sellers, and not the Buyer, shall be responsible and shall assume any and all liability for all compensation, benefits, and perquisites of any kind due any Transferred Employee on account of employment by the Sellers before the Closing Date, or the termination of employment by the Sellers, including, but not limited to, continuation of health care coverage pursuant to the health continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") and compliance with the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"); and

               (2) The Buyer, and not the Sellers, shall be responsible and shall assume any and all liability for all compensation, benefits, and perquisites of any kind due any Transferred Employee on account of employment by the Buyer on and after the Closing Date, or the termination of employment by the Buyer, including, but not limited to, continuation of health care coverage pursuant to COBRA and compliance with HIPAA.

     7.10 Risk of Loss.
          ------------

          (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Sellers.

          (b) If, before the Closing Date, all or any portion of the Purchased Assets is taken by eminent domain (or is the subject of a pending or (to the Knowledge of the Sellers) contemplated taking which has not been consummated), the Sellers shall notify the Buyer promptly in writing of such fact, and Buyer shall have the option to elect (A) to eliminate the affected Purchased Asset or group of Purchased Assets and proceed with the Closing with the Purchase Price being decreased by an amount equal to the aggregate value of the eliminated Purchased Asset or group of Purchased Assets, (B) to retain the affected Purchased Asset or group of Purchased Assets and negotiate an adjustment to the Purchase Price, in which event the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, proceed with the Closing pursuant to the terms of this Agreement, or (C) if the aggregate value of the Purchased Asset or group of Purchased Assets taken by eminent domain exceeds 10% or more of the Purchase Price, to terminate this Agreement pursuant to Section 10.1(d); provided, however, that, subject to Section 3.5, Buyer shall not be entitled to terminate this Agreement if the affected Purchased Asset is solely (1) the Veazie Hydro Project, or (2) the Bangor-Pacific Interest.

          (c) If, before the Closing Date, all or any portion of the Purchased Assets is damaged or destroyed by fire or other casualty, the Sellers shall notify the Buyer promptly in writing of such fact and, if the Sellers have not notified the Buyer within thirty (30) days after the occurrence of such damage, destruction or loss of their intention to cure such damage, destruction or loss prior to Closing Date (and unless such cure is so effected prior to the Closing

Date), Buyer shall have the option to elect (A) to eliminate the affected Purchased Asset or group of Purchased Assets and proceed with the Closing with the Purchase Price being decreased by an amount equal to the aggregate value of the eliminated Purchased Asset or group of Purchased Assets, (B) to retain the affected Purchased Asset or group of Purchased Assets and negotiate an adjustment to the Purchase Price, in which event the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting therefrom (including, without limitation, by making a fair and equitable adjustment to the Purchase Price), and, upon such settlement, proceed with the Closing pursuant to the terms of this Agreement, or (C) if the aggregate value of the Purchased Asset or group of Purchased Assets damaged or destroyed exceeds 10% or more of the Purchase Price, to terminate this Agreement pursuant to Section 10.1(d); provided, however, that, subject to Section 3.5, Buyer shall not be entitled to terminate this Agreement if the affected Purchased Asset is solely (1) the Veazie Hydro Project, or (2) the Bangor-Pacific Interest.

           (d) In the case of an adjustment to the Purchase Price pursuant to paragraph (b) or (c) hereof due to the taking of or damage to a Purchased Asset, the Maintenance and Capital Expenditure Amount shall be reduced by the amounts thereof attributable to such assets.

     7.11  Confidential Information.
           ------------------------

           (a) All oral and written information (collectively "Information") disclosed by any party or its representatives, whether before or after the date hereof, in connection with the transactions contemplated by or the discussions and negotiations preceding this Agreement, to any other party or its directors, officers and employees and representatives of its advisors (the persons to whom such disclosure is permissible being collectively called "Representatives"), shall (i) be kept confidential by other party and its Representatives, and shall not be disclosed by such other party and its Representatives except as otherwise provided in this Agreement, (ii) not be used by any such other persons except as contemplated by this Agreement, and (iii) be treated with the same degree of care used in protecting its own confidential and proprietary information.

           (b) Each party hereto will inform its Representatives of the confidential nature of the other party's Information and will be responsible for any breach of this Section 7.11 by its Representatives.

           (c) If any party is requested or required (by the terms of a subpoena, order, civil investigative demand or other similar process or other written request issued by a court of competent jurisdiction or by a Federal, state or local governmental body or agency) to disclose any Information of the other party (or any of the terms, conditions or other facts with respect to the transactions contemplated by this Agreement), the obligated party shall (i) provide the other party with prompt notice of such request(s) and the documents requested so that the other party may seek an appropriate protective order and/or waive the obligated party's compliance with the provisions of this
Section 7.11, and (ii) take such legally available steps as the other party may reasonably request, to resist or narrow such request. If, in the absence of a protective order or the receipt of a waiver hereunder the obligated party is nonetheless, in the reasonable opinion of its legal counsel, compelled to disclose Information of the other party pursuant to any regulatory or judicial proceeding, the obligated party may disclose such Information to such tribunal without liability hereunder; provided, however, that the obligated party shall give the other party written notice of Information to be so disclosed as far in advance of its disclosure as is practicable, shall furnish only that portion of the Information which is legally required, and shall request an order or other reliable assurance that confidential treatment will be accorded to such portions of the Information required to be disclosed as the affected party designates.

           (d) The term "Information" does not include any information which (i) becomes generally available to and known by the public (other than as a result of a unilateral disclosure directly or indirectly made by the recipient party or its Representatives), (ii) becomes available to the recipient party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party, or (iii) which in the opinion of counsel to the disclosing party is required to be disclosed by federal securities laws, provided that the disclosing party shall consult with the other parties hereto as to the content of any such disclosure prior to its occurrence.

           (e) From the date hereof through the Closing Date, Buyer shall have the right to disclose Information of Sellers with respect to the Purchased Assets to financing parties and their respective representatives in connection with financing the transactions contemplated by this Agreement and to third parties in connection with planning for operations of the Purchased Assets following the Closing Date, provided that any such disclosure is made pursuant to confidentiality obligations equivalent to those provided in this Section
7.11. The Buyer shall be responsible for any breach of this Section 7.11(e) by any such third party.

           (f) If this Agreement is terminated in accordance with its terms, the recipient party will return promptly to the disclosing party all copies, extracts or other reproductions in whole or in part of the disclosing party's Information in the recipient party's possession or in the possession of its Representatives, and the recipient party will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by the recipient party or for the recipient party's use based on, containing or reflecting any Information. Such destruction shall, if requested, be certified in writing to the disclosing party by an authorized officer of the recipient party supervising such destruction.

           (g) The parties agree that each shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 7.11, in addition to all other remedies available to such party at law or in equity.

           (h) This Section 7.11 supersedes the correlative provisions of the Confidentiality Agreement, which agreement is of no further force and effect, provided that Information disclosed by one party to the other party hereto prior to the date hereof shall be Information for all purposes of this Section 7.11.

     7.12  Observation, Inspection and Participation.
           -----------------------------------------

           (a) Between the date of this Agreement and the Closing Date, the Buyer shall be entitled to have a reasonable number of representatives, all of whom shall be employees of the Buyer or its Affiliates unless otherwise agreed by BHE in each instance ("Site Representatives") at any of the Purchased Assets, on a full or part time basis (whether on site or off site), as determined by the Buyer; provided, however, that (A) the presence and activities of the Site

Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the Purchased Assets, or with the activities of the Sellers not related to the Purchased Assets and (B) the Site Representatives shall not have access to any information that is unavailable pursuant to Section
7.2. Reasonable office space and facilities shall be made available by the Sellers to such Site Representatives. Each Site Representative shall have the right to review budgets and expenditures, audit records (except for personnel and medical records unless required by law), inspect equipment, advise on repairs required for equipment, review permits, review the progress of outages, review maintenance and operating practices and otherwise observe all activities at the above mentioned facilities in each case to the extent related to the Purchased Assets or the conduct of the Business and subject to the limitations contained in Section 7.12(b).

           (b) Between the date of this Agreement and the Closing Date, the Sellers shall exercise their reasonable best efforts to invite Site Representatives to attend meetings (whether internal or with third parties) in which the Sellers participate and which relate specifically to the physical operation or maintenance of the Purchased Assets or the conduct of the Business; provided, however, that such obligation shall not extend to (i) meetings of the boards of directors, or any committees thereof, of any of the Sellers or their Affiliates, (ii) meetings with governmental or regulatory authorities which are not open to the public, provided that promptly following each such a meeting Sellers shall inform the Buyer of the discussions at such meeting as they relate to the Purchased Assets, (iii) meetings as to which any participant not affiliated with any of the Sellers (or any of their Affiliates), at its own initiative, requests that Site Representatives not attend, provided that promptly following each such meeting Sellers shall inform the Buyer of the discussions at such meeting as they relate to the Purchased Assets, (iv) meetings of employees of the Sellers relating to the preparation of the Separation Document, (v) meetings with counsel, or (vi) meetings the subject matter of which, in the Sellers' reasonable judgment, if disclosed to the Buyer, would likely be detrimental to the Sellers (including, without limitation, information relating to the Sellers' proposed business activities following the Closing Date or to contractual or other matters as to which the interests of the Sellers and the Buyer may diverge). Site Representatives shall also be entitled to consult with the Sellers and make recommendations as to all activities relating to the management, operation, maintenance, construction, renewal, addition, replacement, modification and disposal of the Purchased Assets or the conduct of the Business, including, without limitation, applications for authorizations, permits and licenses, and fuel procurement and transportation.

           (c) The Buyer shall exercise its reasonable best efforts to invite designated representatives of the Sellers to attend all meetings between the date of this Agreement and the Closing Date with third parties in which the Buyer participates and which relate specifically to any proceedings before the FERC with respect to this Agreement, the Interconnection Agreement or the Transitional Power Sales Agreement or the transactions contemplated hereby or thereby.

     7.13  Delivery of Books and Records, etc.; Removal of Property. On or prior
           --------------------------------------------------------
to the Closing Date, Sellers will deliver or make available to Buyer at the locations of the Purchased Assets all of the books and records and other such assets constituting a part of the Purchased Assets as are in Sellers' possession at other locations and, if at any time after the Closing Date, Sellers discover in their possession or under their control any other such books and records,

Sellers will promptly delivery such books and records to the Buyer. Within a reasonable time after the Closing Date and subject to the Easements and except as contemplated by the Separation Document, Sellers shall remove all assets not being sold to the Buyer pursuant to this Agreement from the Real Estate. Such removal shall be at the sole cost and risk of Sellers, including risk of loss and damage to such assets and to the Purchased Assets conveyed to the Buyer pursuant to this Agreement.

     7.14  Millenium Compliance. Sellers shall use their best efforts to assure
           --------------------
that no later than October 1, 1999, all proprietary technology and third party proprietary technology which comprise a part of the Purchased Assets (technology so utilized is collectively referred to as "Technology") is made "Century Date Compliant." Any such Technology is deemed to be Century Date Compliant if:

           (a) the functions, calculations, and other computing processes of the Technology (collectively "Processes") perform in a consistent manner and correctly track and account for dates and passage of time, regardless of the date in time on which the Processes are actually performed and regardless of the date on which data was input into the product, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

           (b) the Technology accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values in a consistent manner and correctly tracks and accounts for dates and the passage of time, regardless of the dates used, whether before, on or after January 1, 2000;

           (c) the Technology functions without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the system, whether before, on or after January 1, 2000;

           (d) the Technology accepts and responds to year input in a manner that resolves any ambiguities as to century in a defined and predetermined and appropriate manner; and

           (e) the Technology stores and displays date information in ways that are unambiguous as to the determination of the century.

     If, after October 1, 1999, any such Technology is discovered not to be Century Date Compliant, Sellers shall reimburse Buyer for all reasonable costs associated with making the Technology Century Date Compliant and shall indemnify Buyer for all reasonably demonstrable damages of Buyer caused by the failure of such Technology to be Century Date Compliant.

                                 ARTICLE VIII

                              CLOSING CONDITIONS
                              ------------------

     8.1   Conditions to Each Party's Obligations to Effect the Transactions.
           -----------------------------------------------------------------
The respective obligations of each party to effect the purchase and sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (any of which may be waived jointly by Buyer and Sellers):

           (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

           (b) No preliminary or permanent injunction or other order or decree by any Federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

           (c) All Federal, state and local government consents and approvals (including but not limited to legislative and administrative consents and approvals and, in the case of clause (ii) below, any approval required to transfer, or issue or reissue in the name of Buyer, a Permit or Environmental Permit) required for (i) the consummation of the sale of the Purchased Assets and the other transactions contemplated hereby, (ii) the ownership, operation and maintenance by the Buyer of the Purchased Assets in a manner substantially consistent with the Sellers' historical ownership, operation and maintenance thereof, and (iii) the execution, delivery and performance by the parties thereto of the Ancillary Agreements, including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have been obtained, unless the failure to obtain such consent or approval would not result in a Material Adverse Effect, and shall be Final ("Final" means a final order that has not been stayed, enjoined, appealed, set aside or suspended, with respect to which any required waiting or appeal period has expired or has been waived, and as to which all conditions to effectiveness prescribed therein or otherwise by law have been satisfied); and

           (d) The Seller Required Consents and all other consents and approvals for the consummation of the sale of the Purchased Assets and the other transactions contemplated hereby shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a Material Adverse Effect.

     8.2   Conditions to Obligations of the Buyer. The obligation of the Buyer
           --------------------------------------
to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (all or any of which may be waived in whole or in part by the Buyer in its sole discretion):

           (a) There shall not have occurred and be continuing a Material Adverse Effect, provided, that, subject to Section 3.5, the absence of a
                     --------
     Material Adverse Effect which solely affects either the Veazie Hydro Project or the Bangor-Pacific Interest shall not be a condition to the obligation of the Buyer to effect the purchase of the remaining Purchased Assets;

           (b) (i) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though repeated at and as of the Closing Date, and (ii) the Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Sellers on or prior to the Closing Date;

           (c) The Purchased Assets shall be free and clear of Encumbrances except those Permitted Encumbrances which by definition are permitted to survive the Closing Date;

           (d) The Buyer shall have received certificates from authorized officers of the Sellers, dated the Closing Date, to the effect that, to the best of such officers' Knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

           (e) The consents and approvals required to be obtained pursuant to
     Section 8.1(c) or (d) hereof shall not contain or be granted subject to terms or conditions which could reasonably be expected to have a Material Adverse Effect when compared to the terms and conditions presently applicable to the Purchased Assets;

           (f) Within the earlier to occur of forty-five (45) days after Buyer's receipt of the Title Commitments or one hundred and fifty (150) days after the date of this Agreement, Buyer shall not have notified the Seller in writing that such Title Commitments contain non-customary exceptions or qualifications that could reasonably be expected to have a Material Adverse Effect;

           (g) BHE and Buyer shall have entered into a memorandum of understanding with respect to the potential future development of the 345 Line and/or the Basin Mills Hydroelectric Project pursuant to which, upon the election of Buyer in its sole discretion to proceed with either of such development projects, (i) BHE shall be afforded the right to acquire for no additional consideration a 50% equity interest in the project to be developed, and BHE and Buyer shall negotiate in good faith a joint venture agreement with respect to such project which shall obligate BHE to pay 50% of project development costs, and (ii) if BHE declines to exercise such right, BHE shall, upon request of Buyer, enter into a consulting agreement with Buyer to assist Buyer in the development of such project, which agreement shall provide for reimbursement on a current basis of BHE's costs incurred under such agreement and, if the project proceeds to financial closing, a success fee of not less than 5% of the total budgeted costs for such project net of any consulting costs reimbursed to BHE by Buyer as provided above.

           (h) The Buyer shall have received an opinion from New York and Maine counsel to Sellers, as applicable, reasonably satisfactory to Buyer, dated the Closing Date, substantially to the effect that:

               (1) each Seller is a corporation organized, existing and in good standing under the laws of its state of incorporation and each state or other jurisdiction in which it is qualified to do business as a foreign corporation by virtue of owning the Purchased Assets or conducting the related Business, and each Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Sellers;

              (2) this Agreement and the Ancillary Agreements have been duly executed and delivered by the Sellers and (assuming that the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

              (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers will not constitute a violation of the Articles of Incorporation or Bylaws, as currently in effect, of any Seller;

              (4) the Bill of Sale and other documents described in Section 4.3 are in proper form to transfer to the Buyer title to the Purchased Assets; and

              (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Sellers of the Closing other than (i) the Seller Required Regulatory Approvals, all of which have been obtained and are Final, (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which if not obtained or made, would not, in the aggregate, have a Material Adverse Effect and (iii) the Seller Required Consents, all of which have been obtained.

          As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of Maine, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Sellers and appropriate officers and directors of the Sellers and by public officials;

          (i) All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request; and

          (j) Sellers shall have delivered to the Buyer duly executed counterparts of each document or agreement contemplated to be delivered by Sellers under Section 4.3 of this

     Agreement and the conditions to effectiveness of each such agreement (the Effective Date, if any, as defined therein) shall have been satisfied.

     8.3  Conditions to Obligations of the Sellers. The obligation of the
          ----------------------------------------
Sellers to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment (all or any of which may be waived by Seller) at or prior to the Closing Date of the following additional conditions:

          (a) The Sellers shall have received the Preliminary Purchase Price from Buyer;

          (b) (i) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though repeated at and as of the Closing Date, and (ii) the Buyer shall have performed and complied in all material respects with its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

          (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's Knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

          (d) The consents and approvals required to be obtained pursuant to
     Section 8.1(c) hereof shall not contain, or be granted subject to, terms or conditions which, from the Sellers' perspective, materially and adversely affect the benefits to the Sellers under this Agreement or the transactions contemplated hereby;

          (e) All corporate and other proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Sellers and their counsel, and the Sellers and their counsel shall have received all such certified or other copies of such documents as it or they may reasonably request; and

          (f) The Sellers shall have received an opinion from counsel for Buyer reasonably satisfactory to Sellers, dated the Closing Date, to the effect that:

              (1) Buyer is a corporation organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the sale and purchase of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

              (2) this Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals, the Seller Required Consents and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to the creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

              (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer will not constitute a violation of the Certificate of Incorporation or by-laws (or other similar governing documents), as currently in effect, of the Buyer;

              (4) the Assignment and Assumption Agreement and other instruments described in Section 4.4 are in proper form and are effective for the Buyer to assume the Assumed Liabilities; and

              (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than
          (i) the Buyer Required Regulatory Approvals, all of which have been obtained and are Final, and (ii) any other declarations, filings, registrations, notices, authorizations, comments or approvals which if not obtained would not prevent the payment by Buyer of the Purchase Price.

          As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States, the Commonwealth of Pennsylvania or the State of Maine, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of the Buyer and its respective Affiliates and by public officials; and

          (g) Buyer shall have delivered to Sellers the documents and agreements contemplated to be delivered by the Buyer in Section 4.4 or elsewhere in this Agreement.

                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

     9.1  Indemnification.
          ---------------

          (a) Sellers will indemnify, defend and hold harmless the Buyer and its affiliates and their respective directors, officers, employees, agents and representatives ("Buyer Group") from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (but excluding, except to the extent claimed by third parties, any consequential, special, indirect, punitive or incidental damages, including without limitation lost profits), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, penalties, fines, judgments, settlements and compromises relating thereto, reasonable disbursements in connection therewith, reasonable attorneys' and consultants' fees, investigation, removal or response cleanup and remedial costs) (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer Group relating to, resulting from or arising out of (i) any breach of any representation or warranty (without regard to any qualifications with respect to Material Adverse Effect contained therein) of the Sellers contained in this Agreement or any schedule hereto, or any certificate delivered by or on behalf of Sellers in connection herewith, (ii) any covenant or agreement of Sellers set forth in Sections 7.1, 7.2(a), 7.5, 7.6(a), 7.6(d), 7.8, 7.10 or 7.12, (iii) any
breach of any other covenant or agreement of the Sellers contained in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of Sellers in connection herewith, or (iv) the Excluded Liabilities, provided,
                                                                  --------
however, that, in the case of any Indemnifiable Loss arising under clause (i) or
-------
(ii) of this Section 9.1(a) ("Certain Indemnifiable Losses"), (W) such indemnification shall be effective only with respect to claims written notice of which is received by Sellers no later than eighteen months after the Closing Date, (X) no amounts shall be due and payable to the extent that the sum of Certain Indemnifiable Losses plus all Seller Indemnified Environmental Losses (as defined below) is equal to $500,000 or less, (Y) in no event shall the aggregate amount of all payments made by the Sellers with respect to Certain Indemnifiable Losses exceed ten percent (10%) of the Purchase Price, and (Z) the foregoing limitations on Sellers' indemnity shall not apply to the extent the Certain Indemnifiable Loss results from any successor liability of Buyer arising out of a failure of Bangor-Pacific to file any Tax Return required to be filed by it prior to the Closing, or the failure of Sellers to file any Tax Return or pay any Tax required to be filed or paid by them under this Agreement, and provided, further, that in the case of any Indemnifiable Loss relating to the
--------  -------
Excluded Liabilities of Sellers described in Section 2.4(vi) (hereinafter, "Seller Indemnified Environmental Losses"), (1) such indemnification shall be effective only with respect to claims written notice of which is received by Sellers no later than the third anniversary of the Closing Date, (2) no amounts shall be due and payable to the extent that the sum of such Seller Indemnified Environmental Losses plus the Certain Indemnifiable Losses is equal to $500,000 or less and (3) in no event shall the aggregate amount of all payments made by the Sellers with respect to such Seller Indemnified Environmental Losses exceed $20 million.

          (b) The Buyer will indemnify, defend and hold harmless the Sellers and their affiliates and their respective directors, officers, employees, agents and representatives ("Sellers Group") from and against any and all Indemnifiable Losses asserted against or suffered by the Sellers Group relating to, resulting from or arising out of (i) any breach of any representation or warranty of the Buyer contained in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of Buyer in connection herewith, (ii) any covenant or agreement of the Buyer set forth in Sections 7.5, 7.6(a), 7.6(d), 7.10 or 7.12,
(iii) any breach of any other covenant or agreement of the Buyer contained in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of Buyer in connection herewith, or (iv) the Assumed Liabilities, provided, however, that in the case of any Indemnifiable Loss arising under
--------  -------
clause (i) or (ii) of this Section 9.1(b), (X) such indemnification shall remain in effect only with respect to claims written notice of which is received by Buyer no later than eighteen months after the Closing Date, (Y) no amounts shall be due and payable to the extent that the aggregate amount of such Indemnifiable Losses is equal to $500,000 or less and (Z) in no event shall the aggregate amount of all payments made by the Buyer with respect to such Indemnifiable Losses exceed ten percent (10%) of the Purchase Price.

          (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

          (d) The expiration, termination or extinguishment of any representation, warranty, covenant or agreement shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

          (e) Other than as provided in Section 10.2 hereof, the rights and remedies of the Sellers and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement or otherwise for monetary relief with respect to
(i) any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, any schedule hereto, or any certificate delivered by or on behalf of Sellers or Buyer in connection herewith or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be.

          The rights and obligations of indemnification under this Section 9.1 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

     9.2  Defense of Claims.
          -----------------

          (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail (including a copy of the Third Party Claim if made in writing) and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right, by giving written notice to the Indemnitee as provided below, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, by all appropriate proceedings, which proceedings will be diligently prosecuted, and the Indemnitee will upon request of an Indemnifying Party cooperate in good faith in such defense at the Indemnifying Party's expense.

If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party is hereby authorized (but not obligated), at the expense of the Indemnified Party, to file any motion, answer or other pleading and to take any other action which the Indemnified Party deems necessary or appropriate to protect the Indemnified Party's interests, provided that such action is not prejudicial to the Indemnifying Party's defense in any material respect. Notwithstanding the assumption of defense by the Indemnifying Party, the Indemnitee may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity with respect to such Third Party Claim.

          (b) The Indemnifying Party will have a period of fifteen (15) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim within which to notify the Indemnitee in writing that (i) the Indemnifying Party disputes liability to the Indemnitee hereunder with respect to the Third Party Claim and, if so, the basis for the dispute, and (ii) if the Indemnifying Party does not dispute liability, whether or not the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a). If the Indemnifying Party has assumed the defense, it will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. Without the prior written consent of the Indemnitee in its sole discretion, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee does not simultaneously receive full indemnification or which would fail to result in the Indemnitee receiving a release of the Indemnitee reasonably satisfactory to it. If the Indemnifying Party fails to assume the defense, assumes the defense but fails to diligently prosecute it, or fails to give any notice when required hereunder, then the Indemnitee will have the right to defend against such Third Party Claim, at the sole cost and expense of the Indemnifying Party, and, if requested by the Indemnitee, the Indemnifying Party will at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnitee and its counsel in such defense. If the Indemnifying Party disputes its liability for any portion of such Third Party Claim, the Indemnitee will be free to seek enforcement of its rights, if any, to indemnification under this Agreement.

          (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party written notice thereof prior to the expiration of the indemnification notice period, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) days within which to respond to such Direct Claim, specifying the portion of the Direct Claim that is disputed and the basis for such position.
If Indemnifying Party does not respond within such thirty (30) day period the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party responds within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted and be liable for payment of the undisputed portion of such claim, if any, on demand. If the Indemnifying Party rejects any portion of such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

          (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage. The rights contained herein shall not be duplicative of any reductions effected pursuant to Section 9.1(c) hereof.

          (e) Subject to clauses (X) and (1) of the provisos to Section 9.1(a) and clause (X) of the proviso to Section 9.1(b) hereof, a failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

          (f) During the three-year period following the Closing Date, if the Buyer acquires Knowledge of an event, condition or circumstance described in Sections 2.3(a)(v), 2.4(v) or 2.4(vi) of this Agreement, including, without limitation, any event, act, omission, loss, circumstance, injury, damage, Release or occurrence (an "Environmental Condition"), the Buyer shall give prompt written notice to BHE of such Environmental Condition regardless of whether it is a matter for which Buyer is indemnified by Sellers under this Agreement (provided that subsection (e) of this Section shall apply to such notice). Excluded from this notice requirement are Environmental Conditions existing as of the date of this Agreement that have been disclosed to the Buyer by the Sellers. Such notice shall describe the Environmental Condition in reasonable detail and include a copy of any written documentation in Buyer's (or its agents') possession regarding the Environmental Condition. Until Sellers shall no longer have any indemnification obligations with respect to Seller Indemnified Environmental Losses under Section 9.1(a) hereof, if either (i) the notice states that such Environmental Condition is a matter with respect to which Buyer or any member of the Buyer Group is seeking or may seek indemnification from Sellers hereunder, or (ii) BHE otherwise reasonably concludes that the existence of or the potential remediation of such Environmental Condition could result in a Seller Indemnified Environmental Loss, then, in addition to the rights set forth elsewhere in this Section 9.2, BHE shall have the right, at its sole cost and expense, to conduct and control any investigation and/or remediation ("Remediation") relating to or arising out of the Environmental Condition.

          If Sellers conduct the Remediation,

          (1) Buyer shall have the right to participate in the planning and design of any such Remediation and the right to participate in any meetings with, hearings before or other sessions with any governmental body regarding the Remediation;

          (2) Sellers will coordinate the schedule of the Remediation with Buyer so that disruptions of operation of the affected facilities will be minimized;

          (3) Buyer will cooperate with Sellers to enable them to conduct the Remediation in a reasonably timely manner, including without limitation affording Sellers and their agents reasonable access to the property to be remediated, provided that such cooperation need not include the payment of money or any other financial accommodation;

          (4) in case clause (ii) of this subsection (f) is applicable, Sellers will obtain the prior written approval of the Buyer, which consent will not be withheld unreasonably, for any consultant or contract or retained by Sellers to design or implement the Remediation;

          (5) Sellers will conduct the Remediation in compliance with all applicable Environmental Laws;

          (6) Sellers will use their reasonable efforts to complete such Remediation in a timely and professional manner;

          (7) in case clause (ii) of this subsection (f) is applicable, Sellers will not agree to or select any Remediation plan without the consent of Buyer to such plan, which shall not be withheld unreasonably or delayed;

          (8) Sellers will not agree to or select any Remediation plan that imposes any additional obligations on Buyer, including the obligation to sign manifests or obtain permits, without the prior written consent of the Buyer. If Buyer agrees in writing to a Remediation that imposes additional obligations on Buyer, and Sellers then fail, in the reasonable opinion of Buyer after notice from Buyer, to implement the Remediation in a manner which will complete the Remediation in a reasonably timely manner and in accordance with Environmental Laws, the Buyer may give written notice of such failure to the Sellers and, if after giving such notice, Sellers shall not have addressed Buyer's concerns in a satisfactory manner within thirty
     (30) days, Buyer may assume control of the Remediation and implement and complete such Remediation at the expense of the Sellers (subject to the ultimate determination under this Article IX of responsibility for such expenses). Sellers shall provide the Buyer copies of any study, plan or report associated with the Remediation at least thirty (30) days before it is submitted to any governmental body and shall provide Buyer copies of all reports, plans and correspondence submitted to a governmental body. In addition, Sellers shall provide Buyer seven days' notice (or shall provide Buyer notice as soon as practical if seven days' notice is not practical) of any meetings with, hearings before or other sessions with any governmental body with respect to the Remediation; and

          (9) Sellers shall be responsible for any violation or alleged violation of Environmental Law, and any loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused), by
     (i) negligent acts or omissions by the

     Sellers in connection with Remediation conducted by Sellers at any of the Purchased Assets; (ii) acts or omissions by the Sellers at any of the Purchased Assets in connection with Remediation conducted by Sellers which cause a condition not in violation of Environmental Law or not in need of remediation under Environmental Law to be in violation of Environmental Law or in need of remediation under Environmental Law (including, without limitation, the Release or destabilization of Hazardous Substances which are in a stable or contained state and are in compliance with all applicable Environmental Laws) in connection with Remediation conducted by Sellers; or (iii) negligent acts or omissions by the Sellers in connection with Remediation conducted by Sellers at any of the Purchased Assets that exacerbate or aggravate any condition in violation of Environmental Law or in need of remediation under Environmental Law, to the extent of any such negligent exacerbation or aggravation; provided, that the mere discovery or failure to discover in connection with Remediation conducted by Sellers by the Sellers of a violation of Environmental Law or a condition in need of remediation under Environmental Law shall not in and of itself subject Sellers to liability under this subsection (9).

          Buyer acknowledges that BHE has requested that the MDEP review the Milford Project pursuant to the Voluntary Response Action Program ("VRAP"), 38 M.R.S.A. (S)343-E and agrees that BHE shall have the right to continue to prosecute such VRAP application after the Closing. BHE agrees to indemnify and hold harmless Buyer from any costs, expenses or liabilities which may arise from the completion of the VRAP process.

                                   ARTICLE X

                                  TERMINATION
                                  -----------

     10.1  Termination.  (a)  This Agreement may be terminated at any time prior
           -----------
to the Closing Date by mutual written consent of the Sellers and the Buyer.

           (b) This Agreement may be terminated by the Sellers or the Buyer if the Closing contemplated hereby shall not have occurred on or before the date twelve months after the date of this Agreement (the date the Sellers or the Buyer becomes entitled to terminate this Agreement pursuant to this Section 10.1(b) is referred to as the "Termination Date"); provided that the right to
                                                   --------
terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the date twelve months after this
               --------  -------
Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the date referred to above shall be the date which is eighteen months from the date of this Agreement.

           (c) This Agreement may be terminated by either the Sellers or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Sellers and the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

           (d) This Agreement may be terminated by the Buyer in accordance with
Section 3.5 or Section 7.10.

     10.2  Procedure and Effect of Termination.  In the event of termination of
           -----------------------------------
this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

           (a) none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.11; and

           (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

     Notwithstanding any other term or provision of this Agreement or the other documents delivered pursuant to this Agreement, each of the parties hereby agrees that no officers, directors, employees, agents or attorneys of such party shall be liable hereunder for any profit, loss of capital, consequential, special, indirect, punitive or incidental damages that may be incurred by any other party as a result of any action or inaction by any other party hereunder or in connection with this Agreement or any agreement contemplated to be executed in connection with this agreement, and hereby knowingly, voluntarily and intentionally waives the right to seek any such damages.

                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     11.1  Amendment and Modification.  Subject to applicable law, this
           --------------------------
Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

     11.2  Waiver of Compliance; Consents.  Except as otherwise provided in this
           ------------------------------
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.3  No Survival.  Subject to the provisions of Section 10.2, (i) each and
           -----------
every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by, the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations and warranties shall not survive the Closing Date, except to the extent necessary to make effective a party's ability to make an indemnity claim with respect to such representations and warranties during the notice period and as otherwise provided in Section 9.1 and (ii) every covenant and obligation contained in this Agreement shall survive the Closing and the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities, except to the extent a party's ability to make an indemnity claim with respect to such covenants and obligations is expressly limited under
Section 9.1. None of the Sellers, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant upon and after the termination or expiration thereof.

     11.4  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective
                --------
only upon receipt thereof):

     If to the Sellers, to:

               Bangor Hydro-Electric Company
               33 State Street
               Bangor, ME 04401
               Attention:  President

     with a copy to:

               Winthrop, Stimson, Putnam & Roberts
               One Battery Park Plaza
               New York, NY 10004-1490
               Attention:  David P. Falck

     If to the Buyer, to:

               PP&L Global, Inc.
               11350 Random Hills Road, Suite 400
               Fairfax, Virginia 22030
               Attention:  Chief Counsel
     with a copy to:

               LeBoeuf, Lamb, Greene & MacRae
               125 West 55th Street
               New York, New York 10019-5389
               Attention:  Jeffrey Meyers

     11.5  Assignment.  This Agreement and all of the provisions hereof shall be
           ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign, with the Sellers' consent, which shall not be unreasonably withheld, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or, without any consent by Sellers, to one or more of the direct or indirect wholly-owned Subsidiaries of PP&L Global, Inc. (in either which case the Buyer shall nonetheless remain jointly and severally responsible for the performance of all such obligations) so long as any such assignment does not adversely affect the availability or timing of any Federal, state or local government consent or approval required for the consummation of the sale of the Purchased Assets and so long as the Parent's obligations under the Equity Contribution Agreement extend directly to such Affiliate or wholly-owned subsidiary. Notwithstanding the foregoing, the rights and obligations of the Sellers (or any of them) pursuant to this Agreement may, with the Buyer's consent, which shall not be unreasonably withheld, delayed or conditioned, be assigned to, and assumed by, such entity or entities to which any or all of the Sellers or the Purchased Assets have been transferred subsequent to the date of this Agreement pursuant to any corporate reorganization, restructuring or similar transaction.

     11.6  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Maine (regardless of the laws that might otherwise govern under applicable Maine principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Any and all disputes arising out of or in connection with this Agreement shall be adjudicated in the Federal or state courts located in the State of Maine, to whose jurisdiction the parties hereby irrevocably submit for such purposes. The parties agree to perform their duties pursuant to this Agreement and the Ancillary Agreements in good faith and in a commercially reasonable manner.

     11.7  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.8  Interpretation.  The Article and Section headings contained in this
           --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Neither party shall be deemed to have been the drafter of this Agreement, which is the product of detailed, arm's length negotiations between the parties and their respective counsel.

     11.9  Schedules and Exhibits.  All Exhibits and Schedules referred to
           ----------------------
herein are intended to be and hereby are specifically made a part of this Agreement. Any matters described or referred to in any Schedule shall be deemed included in any other relevant Schedule, irrespective of whether any express incorporation by reference is made therein to the extent it is readily apparent that the matter to be disclosed should be included in the other schedule.

     11.10  Entire Agreement.  This Agreement including the Exhibits, Schedules,
            ----------------
documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes any and all prior oral or written expressions, understandings or agreements between or among the parties with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that, other than as expressly set forth in this Agreement, there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of Section 7.11 (including without limitation the Offering Memorandum, dated April 1998, the reference manuals relating to the Purchased Assets, any other supplemental information or responses to data requests, or materials received from or reviewed at the Sellers' document center, in each case made available to the Buyer by the Sellers or Reed Consulting Group, Inc.).

     11.11  No Punitive or Consequential Damages.  Notwithstanding anything to
            ------------------------------------
the contrary contained in this Agreement in Article IX or otherwise, except to the extent provided in Section 9.1(a) or (b) with respect to Indemnifiable Losses consisting of claims of third parties, no party or its Affiliates shall seek or be liable for any punitive or consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to any breach or alleged breach of this Agreement.

     11.12  Parties' Knowledge of Others' Breach.  Buyer shall not be entitled
            ------------------------------------
to assert that the condition to Buyer's obligation set forth in Section 8.2(b)(i) of this Agreement is not satisfied due to a breach by Sellers of any of their representation and warranties of which Buyer solely has Knowledge. Sellers shall not be entitled to assert that the condition to Sellers' obligations set forth in Section 8.3(b)(i) of this Agreement is not satisfied due to a breach by Buyer of any of its representation and warranties of which Sellers solely have Knowledge.

     IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                              BANGOR HYDRO-ELECTRIC COMPANY


                              By: _________________________________
                                 Name:
                                 Title:


                              PENOBSCOT HYDRO CO., INC.


                              By: _________________________________
                                 Name:
                                 Title:


                              PP&L GLOBAL, INC.


                              By: _________________________________
                                 Name:
                                 Title:

     IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                              BANGOR HYDRO-ELECTRIC COMPANY


                              By: /s/
                                  ---------------------------------
                                 Name:
                                 Title:


                              PENOBSCOT HYDRO CO., INC.


                              By: /s/
                                  ---------------------------------
                                 Name:
                                 Title:


                              PP&L GLOBAL, INC.


                              By: /s/
                                  ---------------------------------
                                 Name:
                                 Title: